UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LEUCADIA NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2018

Annual Meeting of Shareholders

Proxy Statement

May 23, 2018

April 13, 2018

Dear Fellow Shareholders,

We present this year’s Proxy Statement and invite you to our 2018 Annual Meeting of Shareholders on Wednesday, May 23, 2018 at 10:00 a.m. New York City time. The agenda will include a vote to change the name of the corporation to Jefferies Financial Group Inc., the election of directors, an advisory vote to approve our executive compensation program, and a vote on the selection of our independent auditors. In addition, our CEO, Rich Handler, and our President, Brian Friedman, will discuss our strategy and operating performance, and provide a forum to answer your questions.

Achieving Our Goal of Transformation to a Diversified Financial Services Company

A year ago, we expected that our two significant subsidiaries would continue their strong performance and that the imbedded strength in Leucadia’s financial services and merchant banking platforms would continue to bear fruit. We are pleased to report that Jefferies Group LLC realized record net revenues of $3.2 billion and pre-tax income of $528 million, and National Beef recorded its second record-breaking year with $407 million in pre-tax income and $512 million in EBITDA. Likewise, our other financial services businesses generated $192 million in net revenues and our merchant banking businesses generated $616 million in net revenues, all of which contributed to Leucadia’s 2017 net revenues of $11.4 billion, pre-tax income of $1 billion, and 10.7% return on tangible deployable equity. And, after 2016’s 35.5% total shareholder return, 2017 delivered a very respectable 15.4% total shareholder return.

The year 2017 also saw the further repositioning of Leucadia as, among other things, we closed the sale of Conwed Plastics to Schweitzer-Mauduit International, Inc., and sold our holdings in KCG Holdings Inc, via its cash merger with Virtu Financial. In addition, we helped to facilitate HRG’s sale of its approximate 80% interest in Fidelity & Guaranty Life, as well as the recently announced merger of HRG and Spectrum Brands, which we believe will lead to maximizing the value of our interest. As a result, and as is discussed in Rich and Brian’s Annual Letter to Shareholders, which we recommend to you for your reading, 2017 helped to place us well along the path toward realizing our shared goal of a highly effective, combined financial services and merchant banking platform that creates shareholder value through operating excellence and opportunistic acquisitions and divestitures.

As we announced earlier this week, that shared transformation goal was completed with our agreements to sell 48% of our interest in National Beef and our entire ownership interest in Garcadia. In addition to the substantial gains to be realized and meaningful increase in our liquidity, those transactions will result in our having more straightforward financial statements and a clearer business mix, reflecting a focused financial services company engaged in investment banking and capital markets, corporate and real estate finance, merchant banking, and alternative asset management. We are very pleased with our progress over the past few years and very much look forward to reaping the expected further benefits of this transformation.

Jefferies Financial Group Inc.

Reflecting this transformation, we are asking you, our fellow shareholders, to approve our proposal to rename our company Jefferies Financial Group Inc. While the name Leucadia will forever embody the marvelously strong legacy that Ian Cumming and Joe Steinberg built over nearly four decades – and while we will continue to benefit from the cache of the Leucadia name in our asset management and merchant banking business – we believe that changing our parent company name to Jefferies Financial Group Inc. will properly reflect our core focus on creating long-term value for shareholders as a financial services company.

Diversity

Although our name may be changing, our commitment to core values is not. As you will see in this year’s Proxy Statement, feedback from our ongoing investor outreach prompted us to better explain to you, our fellow shareholders, what we have done and are doing to increase the diversity of our Board. Our journey to increasing diversity began shortly after the combination of Leucadia and Jefferies. At that time, we almost completely reconstituted our Board, which resulted in a post-combination Board of four legacy independent directors (three from Jefferies and one from Leucadia). We then set out to double the number of independent directors, prioritizing our goal of increasing Board diversity. We achieved that goal through successfully recruiting two diverse Board members who constitute 50% of our new independent directors and 25% of all our independent directors.

It also bears noting that, as we concurrently reconstituted the Jefferies Board, we made sure to increase the quality of that Board through successfully recruiting a diverse candidate. And as our executive management team has evolved over time, among our top criteria was to increase the number of women in senior leadership roles, which we successfully did with the appointment of Teri Gendron when Leucadia’s prior CFO retired.

All a good start, but more will be done. That is why, as we have discussed before and reiterate in this year’s Proxy Statement, we have committed to ensuring that, every time we seek to enlist a new director, women and minorities will be on our list of candidates. We have also added a Board skills matrix to our Proxy Statement to inform shareholders how we help ensure our Board is diverse in skillset, experience, background and thought, among other traits. As our Board evolves over time, we will be sure to keep you apprised of our progress.

Environmental, Social and Governance Matters

While we have consistently described our significant corporate governance progress since the combination of Leucadia and Jefferies, our engagement with you – during this year in particular – has made plain to us that we need to highlight our corporate social responsibility efforts better. This year’s Proxy Statement shows how our businesses are engaging in smart and responsible ways to limit our impact on the environment and to contribute to the communities in which we operate. We hope you find that discussion enlightening and we look forward to continuing the conversation of this topic.

Shareholder Engagement

Our engagement with you, our fellow shareholders, continued apace in 2017. When our Compensation Committee was contemplating the executive compensation plan for 2018 and beyond, our Compensation Committee Chairman, our President and our General Counsel arranged a series of engagement meetings in November and December of 2017 with holders of more than a majority of our shares, which included virtually all of our top shareholders, so that our shareholders’ feedback would help us formulate this plan. Similarly, we reached out to shareholders holding over 70% of our shares during proxy season last year and we intend to seek further engagement with a comparable or greater proportion this month. As we have stated before, shareholder engagement is crucial to all of us on the Board, and we have been very pleased with the frank and constructive discussions we have had and with the support virtually all of you have shown. Thank you.

Executive Compensation

The 2017 executive compensation plan you will be voting on this year is the exact same plan that nearly 90% of you voted in favor of last year. With the valuable feedback we received from you over the past few years, our Compensation Committee, all of us on the Board and all our top advisors have put significant amounts of consideration and work into deriving a compensation plan that not only rewards our executives for their successes but also promotes a series of long-term incentive goals that further align our executives’ interests with the long-term interests of their fellow shareholders.

Your Vote Matters

In closing, please accept our most sincere gratitude for your investment and partnership with us. We genuinely hope we will see you at our annual shareholders’ meeting. If you are not able to attend in person, we ask you to vote by proxy in support of our recommendations. The proxy materials contain necessary information about the matters on which we are asking you to vote. The Leucadia team is open to addressing any questions regarding these matters you may have. Thank you, again, for your support.

Sincerely,

The Leucadia Board of Directors

Leucadia National Corporation

520 Madison Avenue

New York, New York 10022

Notice of Annual Meeting of Shareholders

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at our 2018 Annual Meeting of Shareholders.

Purpose of Meeting

•	Approve our name change to Jefferies Financial Group Inc.
•	Elect our directors
•	Conduct an advisory vote to approve 2017 executive officer compensation
•	Ratify Deloitte & Touche LLP as our independent auditors for 2018
•	Consider other matters that properly come before the meeting

Date, Time and Place

May 23, 2018 at 10:00 a.m.

The Paley Center for Media

Frank A. Bennack, Jr. Theater

25 West 52nd Street

New York, New York 10019

Required Votes to Approve Each Proposal and Recommendations of our Board of Directors

Proposal	Vote Required to Elect or Approve	Board Recommendation

Approve Name Change to Jefferies Financial Group Inc.	Majority of outstanding shares	For
Election of Directors	Majority of the votes cast	For each nominee
Advisory Vote on 2017 Executive Compensation	Majority of the votes cast	For
Ratification of Independent Auditors	Majority of the votes cast	For

Other Important Information

Shareholders should read Important Information for Our Shareholders beginning on page 55 for additional information, including ways for you to vote prior to the meeting by internet, telephone or mail.

Proposal I - Approval of Name Change to Jefferies Financial Group Inc.

Upon the recommendation of management, our Board has unanimously approved changing our parent company name from Leucadia National Corporation to Jefferies Financial Group Inc., subject to shareholder approval. If approved by our shareholders, our name change will be effected by filing a Certificate of Amendment to our existing Certificate of Incorporation.

Since the 2013 combination of Leucadia National Corporation and Jefferies Group LLC (Jefferies), we have been moving toward the transformation to a financial services company that is driven by the performance and opportunities generated by our investment banking and capital markets platform and related financial services businesses supported by that platform. This has been effectively completed with our recent agreements to sell a significant portion of our interest in National Beef and all of our interest in Garcadia. The closing of these deals will result in our having more straightforward financial statements and a clearer business mix reflecting a focused financial services company engaged in investment banking and capital markets, corporate and real estate finance, merchant banking, and alternative asset management.

To recognize that transformation and focus, we are proposing to change our corporate name to Jefferies Financial Group Inc. This change is intended to reflect that Leucadia will be a diversified financial services company, rather than one that is more broadly focused, and that Jefferies represents our largest business and our engine of opportunity. We will continue to use the Leucadia name in our asset management and merchant banking activities, where its brand recognition continues to add tremendous value. We believe the change in name to Jefferies Financial Group Inc. will better reflect what our company is today and will be going forward, materially aid the brand recognition of our Jefferies investment banking and trading operations, and unify our presence and our prominence in the financial community.

If approved by our shareholders, the proposed amendment to our existing Certificate of Incorporation will become effective upon filing a Certificate of Amendment with the Secretary of State of the State of New York, which we anticipate will occur shortly after our Annual Meeting of Shareholders. Paragraph FIRST of our Certificate of Incorporation will be amended in its entirety to read as follows:

FIRST: The name of the Corporation is Jefferies Financial Group Inc.

The name change will not affect the validity or transferability of any existing certificated or book entry securities that bear the name Leucadia National Corporation. If the proposed name change is approved, securityholders with certificated securities should continue to hold their existing certificates. Direct registration accounts and any new certificates that are issued after the name change becomes effective will bear the name “Jefferies Financial Group Inc.” In addition, after the name change becomes effective, a new CUSIP number will be assigned to our common stock.

Our common stock currently trades on the New York Stock Exchange under the symbol “LUK.” If the proposed name change is approved, we anticipate changing our stock symbol to “JEF.”

If shareholders do not approve this proposal, our name, CUSIP number and stock symbol will remain unchanged.

Our Board of Directors recommends a vote FOR this proposal.

1

Proposal II - Election of Directors

Shareholders are being asked to re-elect our eleven incumbent directors. Our directors are elected at each annual meeting of shareholders and hold office for a one-year term. Our Nominating and Corporate Governance Committee considers and chooses nominees for our Board with the primary goal of presenting a diverse slate of candidates who will serve the Board, its Committees, Leucadia and Leucadia’s shareholders, taking into account the attributes of each candidate’s professional skillset and credentials, as well as gender, ethnicity and personal background. In evaluating nominees, the Nominating and Corporate Governance Committee reviews each candidate’s background and assesses each candidate’s independence, skills, experience and expertise based upon myriad factors, including the candidate’s individual director assessment. Directors should have the highest professional and personal ethics, integrity and character that conform to Leucadia’s standards. Directors should also have experience at the governance and policy-making level in their respective fields. The Nominating and Corporate Governance Committee will consider whether a candidate for director has a proven professional background that displays the ability to make important judgments as Board members. The Committee also determines whether a candidate’s skills and experience complement existing Board members’ skills and experience.

As illustrated by their biographies, each of our directors was chosen because his or her background provides each director with the experience and skillset geared toward helping us succeed. Our directors bring to us strong executive operating experience; expertise in the financial services sector; broad experience in such diverse sectors as oil and gas, mining, investment management, retail food, real estate, private equity, communications, media, government and international banking, among others; and a meaningful commitment to community and public service. That wealth of knowledge and experience is ideally suited to our diverse financial services and merchant banking platforms.

Unless otherwise directed, proxies will be voted for our eleven nominees and, if a nominee becomes unavailable for election, for the substitute nominee as proposed by our Board of Directors.

Our Board of Directors recommends a vote FOR our nominees.

2

Biographies of Directors

Linda L. Adamany Director since 2014	Ms. Adamany’s financial and operating executive experience in multiple industries brings the perspective of an experienced leader, particularly to our oil and gas and mining businesses. Her additional experience serving on the boards of directors and committees of public companies, including an ethics committee and audit committee as chair, as well as previous compensation and corporate governance committees experience, qualifies her for service on our Board.

Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, most recently from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and as Chief Executive of BP Shipping from October 1999 until September 2002.

Ms. Adamany serves as a director of Coeur Mining Inc., the largest U.S.-based silver and gold producer and listed on the NYSE, and is Chair of its Audit Committee and a member of its Environmental, Health, Safety and Social Responsibility Committee. Ms. Adamany also serves as a director and member of the Audit and Safety, Assurance and Business Ethics Committee of Wood, a global leader in the delivery of project, engineering and technical services to energy and industrial markets listed on the London Stock Exchange. Ms. Adamany also serves as a director of BlackRock Institutional Trust Company and previously served on the board of directors of AMEC Foster Wheeler plc, a consultancy, engineering, project management, operations & construction services, project delivery and specialized power equipment services company, from October 2012 until October 2017, as well as National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 until October 2012.

Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University.

Robert D. Beyer Director since 2013	Mr. Beyer’s leadership experience, particularly in risk oversight of asset management and financial services businesses, is valuable to our financial services focus and, in particular, Jefferies’ investment banking platform. His additional experience serving on the boards of directors and committees of both public and private companies, including audit, compensation and corporate governance committees, qualifies him for service on our Board.

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW.

Mr. Beyer serves as the Lead Director, a member of the Financial Policy Committee and the Chair of the Corporate Governance Committee of The Kroger Company, an NYSE listed company. Mr. Beyer is also the Chairman of the Board of Councilors of USC Dornsife School of Letters, Arts and Sciences, a member of the Harvard-Westlake School Board of Trustees and a member of the Advisory Board of Milwaukee Brewers Baseball Club. Mr. Beyer was formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc. Mr. Beyer was a director of The Allstate Corporation, an NYSE listed company, from 2006 through 2016.

Mr. Beyer received an M.B.A. from the UCLA Anderson School of Management and a B.S. from the University of Southern California.

3

Francisco L. Borges Director since 2013	Mr. Borges’ managerial and investing experience in the financial services sector, particularly in the field of asset management, provides oversight to our merchant banking and financial services businesses. His focus on civic leadership and experience serving on the boards of directors and committees of both public and private companies, including a compensation committee and an audit committee, qualify him for service on our Board.

Mr. Borges is Chairman of Landmark Partners, LLC, an institutional alternative investment firm, specializing in private equity and real estate secondary market investments, where he has been employed since 1999. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company. In addition, Mr. Borges serves on the Board of Directors of Davis Selected Funds, Connecticut Public Broadcasting Network, Knight Foundation and Millbrook School.

Mr. Borges is Chairman of the Board of Directors of Assured Guaranty, Ltd., an NYSE listed company.

Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut and a J.D. from the University of Connecticut – School of Law.

W. Patrick Campbell Director since 2013	Mr. Campbell’s tenure as a director and Chair of the Audit Committees of Jefferies and Leucadia provides us with continued oversight of our financial services businesses. His broad managerial experience in multiple industries, including energy and telecommunications, provides additional board oversight to our merchant banking effort. His experience serving on the boards of directors and committees of both public and private companies, including audit committees (serving as chair), qualifies him for service on our Board.

Mr. Campbell has been a director of Jefferies since January 2000 and currently serves as the Chairman of the Audit Committee of Jefferies. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 to April 2002 and recently retired from consulting in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video.

Mr. Campbell graduated from La Salle College with a B.A. in Political Science.

4

Brian P. Friedman President Director since 2013	As our President for over five years and a long-standing executive officer of Jefferies, Mr. Friedman brings managerial, strategic, transactional and investing experience in a broad range of businesses. His additional extensive experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

Mr. Friedman has served as a director and our President since March 1, 2013 and has been a director and executive officer of Jefferies since July 2005 and Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company controlled by Mr. Friedman and in which Jefferies has an ownership interest. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his seventeen years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz.

As a result of his historic management of various private equity funds and the significant equity positions those funds held in their portfolio companies, Mr. Friedman served on a large number of boards of directors of such private portfolio companies. Mr. Friedman serves as Leucadia’s representative on the boards of directors of various Leucadia investee companies, including HomeFed Corporation and Fiesta Restaurant Group, both of which are public companies.

Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics and M.S. in Accounting from The Wharton School, University of Pennsylvania.

Richard B. Handler Chief Executive Officer Director since 2013	As Leucadia’s CEO for over five years, and the CEO of Jefferies for more than seventeen years, Mr. Handler has the requisite managerial and investing experience necessary to lead our merchant and investment banking businesses. His extensive experience leading the Jefferies’ Board and his years of managerial leadership qualify him for service on our Board.

Mr. Handler has served as a director and as our Chief Executive Officer since March 1, 2013. Mr. Handler has been Chairman of Jefferies since February 2002 and Chief Executive Officer of Jefferies since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies LLC, Jefferies’ principal operating subsidiary, since January 2001. Mr. Handler was first elected to the Board of Directors of Jefferies in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies LLC from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990.

Mr. Handler also serves on the boards of directors of several of our subsidiaries and portfolio companies, including serving as Co-Chairman and President of Landcadia Holdings, Inc., a publicly-listed blank-check company co-sponsored by Leucadia to effect a business combination with one or more operating businesses. Mr. Handler is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged youth.

Mr. Handler received an M.B.A. from Stanford University and a B.A. in Economics from the University of Rochester.

5

Robert E. Joyal Director since 2013	Mr. Joyal’s eight years as a director of Jefferies and his managerial and investing experience in the insurance and investment management sectors brings oversight to our merchant and investment banking businesses. His additional experience serving on the boards of directors and committees of both public and private companies, including nominating and corporate governance committees (serving as chair), qualifies him for service on our Board.

Mr. Joyal has served as a director since March 1, 2013. Mr. Joyal was a director of Jefferies from January 2006 through April 2014. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director from 1987 to 1997 of Massachusetts Mutual Life Insurance Company, a mutually owned financial protection, accumulation and income management company. Mr. Joyal was a director of Ormat Technologies from 2012 to 2017.

Mr. Joyal is a trustee of Barings Corporate Investors and Barings Participation Investors (closed end funds), a trustee of the MassMutual Funds (a fund family advised by the Massachusetts Mutual Life Insurance Company) and sits on the investment committees of various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors.

Mr. Joyal received an M.B.A. from Western New England College, received a B.A. in Business Administration from St. Michael’s College and is a Chartered Financial Analyst.

Jeffrey C. Keil Director since 2004	Mr. Keil’s managerial experience in the domestic and international banking sector, as well as in real estate and investing, brings oversight to our merchant banking businesses, particularly our real estate and wood products operations. His additional experience serving on the boards of directors and committees of both public and private companies, including audit committees, qualifies him for service on our Board.

Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of two privately held trust companies.

Mr. Keil served as a director of The St. Joe Company from 2011 to 2015 and as its President and Interim CEO during 2014 and 2015.

Mr. Keil received an M.B.A. from Harvard Business School and a B.S. from The Wharton School, University of Pennsylvania.

6

Michael T. O’Kane Lead Independent Director Director since 2013	Mr. O’Kane’s eight years as a director of Jefferies and his managerial and investing experience in the financial sector, particularly in the area of asset management brings oversight to our merchant and financial services businesses. His additional experience serving on the boards of directors and committees of both public and private companies qualifies him for service on our Board.

Mr. O’Kane was a director of Jefferies from May 2006 through April 2014. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director – Private Placements from 1986 to 1990, then as Managing Director – Structured Finance from 1990 to 1996 and finally as Senior Managing Director – Securities Division from 1996 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management.

Since August 2005, Mr. O’Kane has also served on the Board of Directors of Assured Guaranty, is currently serving on its Audit Committee, is Chair of its Finance Committee and was previously a member of its Risk Oversight Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

Mr. O’Kane received an M.B.A. in Finance from Rutgers Graduate School of Business and an A.B. in Economics from Lafayette College.

Stuart H. Reese Director since 2013	Mr. Reese’s managerial and investing experience in the insurance and investment management sectors brings oversight to our merchant banking and financial services businesses. His additional experience serving on the boards of directors of both public and private companies qualifies him for service on our Board.

Mr. Reese has served as Chairman of MassMutual from 2007 through 2010 and as its CEO and President from 2005 through 2009. Prior to 2005, Mr. Reese served as Executive Vice President and Chief Investment Officer of MassMutual. Mr. Reese also held various leadership positions at several MassMutual subsidiaries, serving as Chairman and CEO of Babson Capital Management LLC, Chairman of Cornerstone Real Estate Advisers LLC and as a director of Oppenheimer Acquisition Corporation. Mr. Reese joined MassMutual in 1993, coming from Aetna Life and Casualty Company. Mr. Reese also previously served as director of the Federal Reserve Bank of Boston.

Mr. Reese serves on the Board of Directors of the Lahey Clinic Foundation, a not-for-profit organization affiliated with Lahey Hospital & Medical Center.

Mr. Reese received an M.B.A. with high distinction at the Amos Tuck School of Business Administration at Dartmouth College and a B.A. in Biology from Gettysburg College.

7

Joseph S. Steinberg Chairman Director since 1978	As our Chairman and with 39 years of executive leadership experience at Leucadia, Mr. Steinberg has the requisite managerial and investing experience necessary to continue as a senior executive of our Company. His extensive experience with our portfolio companies and investments and service on the boards of directors and committees of both public and private companies qualify him for service on our Board.

Mr. Steinberg has served as a director since December 1978, our Chairman since March 1, 2013, and was our President from January 1979 until March 1, 2013. Mr. Steinberg has been a director of Jefferies since April 2008.

Mr. Steinberg serves as Leucadia’s representative on the boards of directors of various other Leucadia subsidiaries and portfolio companies, overseeing our investments in HomeFed as Chairman, HRG Group, Inc. as CEO and Chairman, and Spectrum Brands Holdings, Inc. Mr. Steinberg previously served as a director of Fidelity & Guaranty Life from 2015 to 2017 and currently serves on the Board of Directors of Crimson Wine Group, Ltd., our former winery operations which were spun off to shareholders in February 2013.

Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.

8

Directors and Board Committees

Board of Directors	Joseph S. Steinberg	Francisco L. Borges	Four meetings in 2017
	Richard B. Handler	W. Patrick Campbell
	Brian P. Friedman	Robert E. Joyal
	Linda L. Adamany	Jeffrey C. Keil
	Robert D. Beyer	Michael T. O’Kane
Stuart H. Reese
Chair: Joseph S. Steinberg Lead Independent Director: Michael T. O’Kane	Key Responsibilities:

	•	Evaluate our performance, plans and prospects
	•	Supervise and direct management
	•	Oversee risk
	•	Represent the interests of our shareholders
	•	Manage succession planning of our executives
	•	Designate Board Committee members

Audit Committee	Members: Adamany, Beyer, Borges, Campbell, Keil, Reese	Six meetings in 2017
Chair:	Key Responsibilities:
W. Patrick Campbell
	•	Assist our Board in its oversight of our financial statements, internal audit function and internal control over financial reporting
	•	Oversee our independent auditors and our audit, approve all services to be provided by our independent auditors and determine whether to retain or terminate our independent auditors
	•	Assist our Board and management with legal and regulatory compliance
	•	Oversee our Code of Business Practice
	•	Prepare the Audit Committee Report

Compensation Committee	Members: Beyer, Joyal, O’Kane	Seven meetings in 2017
Chair:	Key Responsibilities:
Robert D. Beyer
	•	Set the compensation of our Executive Officers
	•	Review and approve corporate goals and objectives relevant to the compensation of our executive officers, evaluate their performance and approve their compensation
	•	Assist senior management in establishing our general compensation philosophy, oversee the development and implementation of compensation programs, including our incentive compensation plans and equity-based plans
	•	Assist with regulatory and legal compliance with respect to compensation matters
	•	Retain, evaluate and assess the work of the Committee’s independent compensation consultant
	•	Prepare the Compensation Committee Report

Nominating and Corporate Governance Committee	Members: Adamany, Borges, Keil, O’Kane, Joyal	Two meetings in 2017
Chair:	Key Responsibilities:
Robert E. Joyal
	•	Recommend individuals to our Board for nomination, election or appointment as members of our Board
	•	Oversee the evaluation and refreshment of Board
	•	Oversee the evaluation and succession planning of management
	•	Establish and oversee our corporate governance and governance guidelines
	•	Review and recommend to our Board any changes in director compensation
9

Board Diversity

The Nominating and Corporate Governance Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of our business and a reputation for integrity.

In June 2013, our Board of Directors approved the following policy as set forth in our Nominating and Corporate Governance Committee Charter:

“To fulfill its purpose, the Committee shall . . . take reasonable steps to add women and minority candidates to the pool of individuals from which new Board nominees are chosen through, among other things, attempting to seek women and minority candidates as part of every Board search and considering diverse candidates from nontraditional venues.”

Diversity of Board Prior to March 1, 2013

Prior to our March 1, 2013 combination with Jefferies, Leucadia’s Board consisted of eight Directors, none of whom was diverse as to race or gender.

2013 / 2014 Board Restructuring

Immediately following our transaction with Jefferies, our Board size increased from eight to fourteen directors with the addition of Messrs. Handler and Friedman as executive directors and the addition of four legacy Jefferies independent directors. A decision was made to reconfigure what would become the new Leucadia Board. Mr. Cumming, a Leucadia founder and legacy executive director, retired from the Board. Of the six legacy Leucadia independent directors, only one remained on the new Leucadia Board, and of the four legacy Jefferies independent directors, three remained on the new Leucadia Board, resulting at that point in four legacy independent directors on the reconfigured Leucadia Board.

Next, it was decided that an additional four independent directors would join the new Leucadia Board. One of the criteria driving the search for those new directors was the goal of increasing the diversity of the Leucadia Board, and that criterion successfully resulted in two of our four new directors being diverse: Linda Adamany, who joined the Board in 2014, and Frank Borges, who joined the Board in 2013. In total, 25% of our independent directors are diverse.

Diversity of Board Today

Leucadia Board of Directors

We are committed to ensure women and minority candidates are among every pool of individuals from which new Board nominees are chosen as well as consider diverse candidates from nontraditional venues. We are so committed, in fact, that – based on suggestions from our shareholders – we have amended the charter of our Nominating and Corporate Governance Committee to state the following:

“To fulfill its purpose, the Committee shall . . . add women and minority candidates to each pool of individuals from which new Board nominees are chosen and consider diverse candidates from nontraditional venues.”

We intend to succeed in accomplishing that goal through:

•	Suggestions from our Board and senior management
•	Hiring third party search firms as needed
•	Considering candidates proposed by shareholders in the same manner used in evaluating candidates proposed by senior management or our Board

We believe the enhanced quality that results from a diverse board is beyond any reasonable dispute. We will continue the progress made to date by continuing to implement our policy of recruiting diverse nominee candidates. We do not see any challenges in doing so.

10

Our director nominees do reflect a wide array of experience, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. Our Board is a dynamic group, providing an appropriate balance of institutional knowledge across the spectrum of our merchant and investment banking platforms. This blend of qualifications, attributes and tenure results in highly effective leadership and is summarized below.

Board Skills & Experience and Demographic Matrix

Skills & Experience	Linda Adamany	Robert Beyer	Francisco Borges	W. Patrick Campbell	Brian Friedman	Richard Handler	Robert Joyal	Jeffrey Keil	Michael O’Kane	Stuart Reese	Joseph Steinberg
Audit & Financial Expertise	x	x		x	x		x	x	x	x	x
Corporate Strategy & Business Development	x	x	x	x	x	x	x	x		x	x
Corporate Governance	x	x	x		x	x	x	x	x	x	x
Ethics/Social Responsibility Oversight	x				x	x	x	x		x	x
Financial Services (Incl. Asset Management & Investment Banking)		x	x		x	x	x	x	x	x	x
International Business & Operations	x	x		x	x	x		x			x
Leadership & Management	x	x	x	x	x	x	x	x	x	x	x
Mergers & Acquisitions	x	x	x	x	x	x		x		x	x
Private Equity		x	x		x	x	x		x
Risk Oversight	x	x		x	x	x	x	x	x	x	x
Expertise in Portfolio Company Related Industry	x	x	x	x	x	x	x	x	x	x	x
Demographic Background
Board Tenure (Yr Joined)	2014	2013	2013	2013	2013	2013	2013	2004	2013	2013	1978
Years on Board	4	5	4	5	5	5	5	14	5	5	39
Gender
Male		x	x	x	x	x	x	x	x	x	x
Female	x
Age
At April 1, 2018	66	58	66	72	62	56	73	74	72	62	74
Race/Ethnicity
African American/Black			x
Asian, Hawaiian, or Pacific Islander
White/Caucasian	x	x		x	x	x	x	x	x	x	x
Hispanic/Latino
Native American
Other
Number of Non-Portfolio Company Outside Public Boards	2	1	1	0	0	0	1	0	1	0	1
11

Corporate Governance

Recent Corporate Governance Initiatives

Over the last few years, we made multiple corporate governance enhancements to strengthen our Board’s independence, ensure robust risk oversight and bolster alignment, communication and transparency with our shareholders.

Recent Enhancements:

Shareholder Proxy Access	We adopted shareholder proxy access that allows our shareholders to include director nominations in our annual proxy statement
The features of our by-law reflect standard market practice, including
— Shareholders holding 3% of our outstanding shares for 3 years may nominate candidates
— Shareholders can aggregate up to 20 holders to meet ownership requirement
— Shareholders may nominate at least 2 candidates (or up to 20% of the size of our Board if greater)
Individual Director Assessments	We enhanced our annual Board evaluation process to require individual director assessments
CEO and President Stock Ownership Guidelines	We adopted new ownership guidelines for our CEO and President which require each to accumulate an ownership position in our equity securities with a value equal to at least 10-times the executive’s salary
Minimum Holding Periods of Vested Equity	We approved holding periods requiring our CEO and President to hold at least 75% of after-tax shares until the expiration of three years after vesting or until retirement (50% of after tax shares for all other named executive officers)
CEO and President Evaluations	We enhanced and formalized our Board’s performance evaluation process for our CEO and President
Corporate Social Responsibility Principles	We reconfirmed our commitment to social responsibility, charging management with implementing a process to evaluate our corporate conduct in light of our published principles
Shareholder Engagement	We continued our rigorous shareholder outreach to better understand shareholder concerns and determine the best path to constructively respond to them
Director Stock Ownership Guidelines	We recently amended our Corporate Governance Guidelines to require each director within five years of joining our Board to accumulate an ownership position in our equity securities with a value equal to five times the director’s annual cash retainer (an increase from three times the director’s annual cash retainer)

12

Earlier Enhancements:

Appointment of Lead Director	We created the position of Lead Director and amended our Corporate Governance Guidelines to clearly delineate the Lead Director’s responsibilities
Majority Voting	We amended our by-laws to require majority voting in connection with uncontested director elections to work in conjunction with our previously-adopted director resignation policy
Board Refreshment	We reconstituted our Board of Directors during 2013 and 2014, increasing the number of seats from eight to 11, with a total of nine new directors since March 2013, eight of whom are independent
Claw-back Policy	We approved a policy allowing our Compensation Committee to claw-back performance-based and discretionary awards if an underlying performance metric considered by the Compensation Committee in approving an award is corrected, adjusted or deemed to be false
Prohibition on Hedging	We imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees
Independent Compensation Consultant	Our Compensation Committee retained Mercer (US) Inc. as its independent compensation consultant to review our historical compensation and related practices, examine relevant peer and industry practices and advise the Compensation Committee on how best to structure our performance-based and other compensation programs going forward

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis.

Environmental, Social and Governance Matters

We are committed to sustainable economic development and recognize the impact our businesses have on the world. For us to continue to prosper, the value we create and grow for our shareholders must be sustainable. We believe in making a positive difference in the communities in which we live and work and strive to discharge our corporate social responsibilities from a global perspective and throughout every aspect of our operations. Our Board carefully considers the impact on the environment, people and the communities of which we are a part in deciding where and whether to invest our assets.

While engaging with our fellow shareholders, we have begun to get questions relating to how we ensure our business practices are sustainable including in the context of environmental, social and governance matters. We have provided a good bit of detail related to governance in prior years’ proxies as well as this year’s, but we have not discussed our efforts related to environmental and social matters. As will be noted in this brief summary, we are highly attuned to such matters and working both to reduce our impact on the environment and to be good citizens in the communities in which we operate.

Our Board recognizes the negative effect poor environmental practices and human capital management may have on us and our returns and therefore has established Board reporting requirements regarding risk exposure and risk mitigation efforts in these areas. The periodic reports the Board receives enables the Board to monitor these risks and informs the Boards determination to mitigate, avoid or eliminate such risks.

Environmental

While our portfolio companies take their environmental protection responsibilities seriously, the companies in which we invest that have a direct impact on the environment take great care both to be in full compliance with all applicable rules and regulations intended to protect the environment and to engage in series of voluntary efforts to help avoid harming the environment.

For example, Golden Queen, which mines silver and gold, is a zero-discharge facility that contains all process water; it also operates leakage and recovery detection systems that contain process solution; it carefully monitors wells to detect any leakage of process solution; it monitors upwind and downwind monitoring stations to measure dust emissions; it carefully mitigates dust generation; it collects and disposes of all hazardous waste; it endeavors to protect the burrowing

13

owl, all bat species, Mojave Shoulder Band snails, Joshua trees and Cholla cactus plants; and it conducts annual awareness programs for employees covering biological, cultural and archaeological aspects of its operations.

Similarly, National Beef, our beef processing company, is a member of the Global Food Safety Initiative, which is a set of food safety and quality standards that have the goal of enhancing food safety and quality, ensuring consumer protection and strengthening consumer confidence. In addition, National Beef uses the Biologic Food Safety System, and is a founding member of the U.S. Roundtable for Sustainable Beef.

Vitesse and JETX, our oil and gas production and development companies, evaluate the environmental stewardship and track record of each of their operating partners. In addition, as a result of the stringent rules that apply to the industry, Vitesse and JETX’s operators carefully monitor compliance with the myriad international, provincial, federal, state, tribal, local and foreign environmental laws and regulations to which they are subject. These include, among many others, the U.S. Clean Air Act, the U.S. Environmental Protections Agency’s global greenhouse gas emissions restrictions; the U.S. Federal Water Pollution Control Act; the U.S Oil Pollution Act; U.S. Department of Interior regulations; the Comprehensive Environmental Response, Compensation and Liability Act; the U.S. Resource Conservation and Recovery Act; the U.S. Safe Drinking Water Act; the U.S. Emergency Planning and Community Right-to-Know Act; the National Environmental Policy Act; and the U.S. Department of Transportation regulations relating to safe transportation of energy and hazardous materials.

Idaho Timber, our wood products company, is committed to thoughtful environmental stewardship including sustainable forestry. Idaho Timber ensures that the harvesting crews with which it contracts comply with all laws and regulations, including compliance with applicable industry practices. To ensure a high level of compliance, Idaho Timber reviews and monitors harvesting operations through on-site inspections and constant feedback. In addition, Idaho Timber’s remanufacturing plants are highly beneficial to the environment because they reprocess low-grade lumber into higher-grade lumber, aiding overall lumber sustainability and reducing the need for additional harvesting.

Social Matters

All of the companies in which we invest contribute to the communities in which they operate through employment and benefits practices aimed toward making the lives of our employees and their families better. Our investee companies also maintain rigorous policies and procedures aimed at ensuring that all employees of the Leucadia companies act with the highest integrity, always respecting each other, their clients, their customers and their counterparties.

In addition, our companies make the communities in which they operate better places. A few examples include:

▪	At Jefferies, millions of dollars are donated each year to such causes as the Hurricane Harvey Disaster Relief Campaign, the Jefferies Family Scholarship Foundation, Jefferies Women’s Initiative Network, charitable matching programs and the New York Common Pantry.

▪	National Beef conducts various philanthropic activities in the communities in which it operates; it facilitates employees’ ability to contribute to charities; supports local food pantries and contributes, time, money and products to support fundraising activities focused on local community organizations, support networks and churches.

▪	HomeFed co-sponsors numerous charitable and civic events and programs; participates in the Boys & Girls Club Annual Fundraiser; participates in South Bay Communities Services; and is a builder of low-income and affordable housing.

▪	Berkadia sponsors charitable and community outreach programs and events; provides matching charitable donations; participates in the Be Giving Volunteer Program; and participates in the Future Housing Leadership Program, an initiative to increase diversity in the housing industry.

▪	Foursight offers paid time off to participate in community service, is heavily involved in the quarterly United Way fundraisers and annual Red Cross blood drive and donated to the Hurricane Harvey Drive.

▪	Golden Queen sponsors the Women in Mining golf tournament, Earth Day activities at local schools, the Friends of Mojave Library, the Mojave Gold Rush Festival, the Mojave Marathon and local job fairs.

▪	Idaho Timber supports the Steven A. Broadhead Memorial Scholarship Program; donates building materials to charities focusing on enriching the lives of children; sponsors Mini Joys Inc.; and supports Habitat for Humanity.

▪	Linkem provided financial assistance in areas that were devastated in Italy by earthquakes.

As noted, this section is a brief summary of our environmental and social activities. In coming years, we will consider whether, as some companies do, to provide a standalone Environmental, Social and Governance brochure.

14

Outside Directorships

During our 2017 shareholder engagement, we again heard questions from some investors and proxy advisors regarding the time commitment of two of our executive directors who have other public company obligations. (Mr. Steinberg is on the boards of HRG, Spectrum, HomeFed, and Crimson Wine in addition to being on our Board and that of Jefferies, as well as, effective April 14, 2017, serving as the CEO at HRG (Mr. Steinberg receives no incremental compensation in that role). Mr. Friedman holds two directorships, at HomeFed and Fiesta, in addition to being on our Board and that of Jefferies.) The answer to those questions is simple – we have directed them to take on those positions to oversee our investments and they are supported in those roles by our other employees. In each instance, except one, we have a significant investment in those companies: we own 100% of Jefferies; an approximately $790 million (23%) investment in HRG, which in turn owns 59% of Spectrum Brands; a $310 million (70%) investment in HomeFed; and a $61 million (12%) investment in Fiesta. The one exception is Crimson Wine, which is a former portfolio investment of ours that was spun out 100% to our shareholders five years ago and where Mr. Steinberg served as a director prior to the spin off.

It also is important to note that, in each case in which we hold an investment and we ask one of our executives to hold such a position, Messrs. Steinberg and Friedman do not solely oversee our investments; instead, they are joined by at least one other of our officers or directors who also oversees our investment and ensures that those directorships do not become unduly burdensome on either Mr. Steinberg or Mr. Friedman. In addition, they have the full resources of Leucadia to support them. We believe these directorships are crucial to our strategy and prospects, and demonstrate smart and prudent oversight of our capital.

In closing this explanation, two points are worth mentioning. First, because of HRG’s sale of Fidelity & Guaranty Life, Mr. Steinberg is no longer on the Fidelity & Guaranty Life board. Second, with HRG and Spectrum Brand’s recently announced merger, Mr. Steinberg will go from being on two related boards to being on one, and he will no longer be the CEO of HRG. Once the merger closes, there will be one existing board on which we will want Mr. Steinberg to continue to hold a seat to oversee our continuing non-controlling 13% ownership interest in the surviving company. As such, he will sit on five boards, four of which are at our direction.

Director Independence

In accordance with our Corporate Governance Guidelines, available on our website, leucadia.com, our Board of Directors undertook its annual review of director independence. During this review, our Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. Our Board has not adopted any “categorical standards” for assessing independence.

Our Board affirmatively determined that each of our non-employee director nominees is independent. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us. In addition, for our Audit Committee members, our Board also considered the requirements of Rule 10A-3 under the Exchange Act.

In particular, our Board considered the following relationships: a family member of Mr. Keil is the head of an educational institution to which Mr. Steinberg has made charitable contributions, either directly or through charitable trusts, in amounts not exceeding $100,000; Mr. Keil is a trustee of several trusts (certain of which hold our shares) for the benefit of Mr. Steinberg’s children and other family members (for which Mr. Keil receives no remuneration); Mr. Beyer is an independent director of Kroger, a company which has a commercial relationship with one of our subsidiaries; Mr. Reese previously served (prior to 2011) as President and Chief Executive Officer of MassMutual, a holder of our Series A Cumulative Convertible Preferred Stock and a commercial finance joint venture partner with Jefferies; and Messrs. Joyal and Reese were associated with each other in connection with their prior employment with MassMutual.

Our Board has determined that these relationships are not material relationships and therefore do not affect our Board’s determination of independence.

15

Majority Voting and Director Resignation Policy

Our by-laws require that each director in an uncontested election be elected by the affirmative vote of a majority of the votes cast with respect to such director. We previously adopted a director resignation policy, which is incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to our Board of the Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

Our Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will not participate in the recommendation or decision-making process. Our Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and our Board of Directors may consider any factor deemed appropriate during this process.

Lead Director Position and Duties

Mr. O’Kane was elected by our Board of Directors in February 2017 as its Lead Director, succeeding Mr. Joyal, who served as Lead Director for three years.

Our Corporate Governance Guidelines provides that our Lead Director:
▪	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board
▪	Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer and the President (Principal Executive Officers) with feedback from executive sessions of the independent members of the Board
▪	Reviews and approves the information to be provided to the Board
▪	Reviews and approves meeting agendas and coordinates with the Principal Executive Officers to develop such agendas
▪	Approves meeting schedules to assure there is sufficient time for discussion of all agenda items
▪	If requested by major shareholders, ensures that he or she is available for consultation and direct communication
▪	Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board
▪	Provides input relating to the membership of various committees of the Board and the selection of the chairs of such committees
▪	Consults with the chairs of each Board committee and solicits their participation in performing the duties described above
▪	Performs such other functions and responsibilities as requested by the Board from time to time

Other Governance Features & Practices

Anti-Hedging Policy

Our Insider Trading and Anti-Tipping Policy expressly prohibits hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build. Our anti-hedging policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors.

16

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board receives regular reports on our operations from our Chief Executive Officer, our President and our Chairman, as well as other members of management. Our Board reviews these reports and makes inquiries whenever appropriate. In exercising its oversight responsibilities, our Board considers potential investments that require expenditure above $150 million, a financial threshold approved by our Board, with general delegation to any two of Messrs. Handler, Friedman and Steinberg, acting together, for approval of matters below that threshold.

Our Board also fulfills its oversight role through the operations of its various committees, including our Audit Committee. Our Board receives periodic reports on each committee’s activities. The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our CFO and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. Our Audit Committee receives reports from our Chief Compliance Officer in accordance with our Whistle Blower Policy. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, with respect to Jefferies, Jefferies’ risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies and presents such information to Jefferies’ senior management and our Board.

Additional Information about our Board and Committees

Board of Directors. All directors attended at least 75% of the meetings of our Board of Directors and Committees on which they served during 2017.

All of our directors attended our 2017 shareholder meeting, although we do not have a policy requiring director attendance.

Our Board has determined that our independent directors will meet regularly in executive session outside the presence of management. No formal Board action may be taken at any executive session. Our Lead Director presides over each executive session and has the authority to call such meetings.

Our Board believes our directors should also be shareholders. Our Corporate Governance Guidelines require each director within five years of joining our Board to accumulate an ownership position in our equity securities equal to five times the value of a director’s annual cash retainer.

Our Board has standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which has adopted a written charter that is available on our website at leucadia.com.

Audit Committee. Our Board determined that each member of the Audit Committee, including Mr. Campbell, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial literacy expertise requirement of the listing standards of the NYSE.

Our Board’s Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Deloitte & Touche LLP as our independent external auditor for fiscal 2018. This will be Deloitte’s second year auditing us.

The Audit Committee is responsible for the audit fee negotiations associated with our retention of Deloitte.

To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

In conjunction with the mandated rotation of our audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of our audit firm’s new lead engagement partner.

The members of the Audit Committee and our Board believe that the retention of Deloitte to serve as our independent external auditor is in the best interests of us and our investors.

Compensation Committee. Among other responsibilities, our Compensation Committee considers whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies, are not reasonably likely to have a material adverse effect on us. Our Compensation Committee members (Messrs. Beyer, Joyal and O’Kane) were never employed by Leucadia nor served as an officer for Leucadia. During 2017, none of our executive officers served on any board or compensation committee of another entity, one of whose executive officers was a member of our Board of Directors or a member of our Compensation Committee.

17

Nominating and Corporate Governance Committee. A key function of our Nominating and Corporate Governance Committee is to assist our Board by identifying qualified Board candidates and recommending candidates to our Board who will be instrumental to Leucadia’s growth and success. As noted earlier, the Committee takes into consideration such factors as it deems appropriate, which may include:

▪	Judgment, skill, diversity, experience with businesses and other organizations of comparable size

▪	The interplay of the candidate’s experience with the experience of other Board members

▪	Extent to which the candidate would be a desirable addition to our Board and its Committees

Engagement of Independent Compensation Consultant

During 2017, our Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. During 2016 and 2017, we paid Mercer $153,500 and $163,000 for executive and director compensation consulting services and paid Mercer and its affiliates $525,000 and $603,000 for other services. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Compensation Committee’s engagement of Mercer and we do not require the Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Compensation Committee also considered that the Mercer consultants providing services to the Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

2017 Director Compensation

	Fees Earned
	or Paid in	Stock
Name(1)	Cash ($)(2)	Awards ($)(3)	Total ($)
Linda L. Adamany	$115,000	$120,000	$235,000
Robert D. Beyer	$125,000	$120,000	$245,000
Francisco L. Borges	$115,000	$120,000	$235,000
W. Patrick Campbell	$355,000	$120,000	$475,000
Robert E. Joyal	$125,000	$120,000	$245,000
Jeffrey C. Keil	$115,000	$120,000	$235,000
Michael T. O’Kane	$115,000	$120,000	$235,000
Stuart H. Reese	$115,000	$120,000	$235,000

(1)	Directors who are also our employees do not receive director compensation from us.
(2)	Our annual director compensation consists of an equity grant in the amount of $120,000, a retainer of $115,000 and additional retainers of $20,000 to the Chair of the Audit Committee and $10,000 to the Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Campbell currently serves both as a director of Jefferies and the Chair of its Audit Committee and was a director of Jefferies International Limited and a member of its Audit Committee. Mr. Campbell’s total cash fees of $355,000 include $220,000 for his important role on the Jefferies Board and its Audit Committee, which complement and support his roles at Leucadia.
(3)	Grant date fair value of equity awards are computed in accordance with GAAP. Each independent director received a single equity award with a market value of $120,000. Unvested securities subject to forfeiture are held by Messrs. Beyer and Reese (10,931 shares each).

In March 2018, we approved an increase in the annual stock award to our outside directors to $150,000 and added an annual retainer of $30,000 to the Lead Director. We also increased the director stock ownership requirement from three times to five times the annual cash retainer.

18

Equity Compensation Plan Information

Outstanding Equity Awards

The following table summarizes information regarding our shares under our equity compensation plans as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders	17,218,484	(1)	$0.44	(2)	12,181,219	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	17,218,484		$0.44		12,181,219

(1)	Includes shares to be issued upon: settlement of 16,566,146 RSUs under the Leucadia National Corporation 2003 Incentive Compensation Plan; settlement of 321,026 RSUs under our Director’s Stock Compensation Plan and exercise of 331,312 options under our Option Plan.
(2)	The weighted average exercise price is calculated including RSUs which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, the weighted average exercise price for plans approved by security holders would be $23.03.
(3)	Includes 11,883,293 shares under our Incentive Plan for general use and 297,926 shares under our Director’s Stock Compensation Plan. In March 2014, we terminated the authorization to issue options and rights under our Option Plan.

Rate of Equity Award Grants

During 2017, we issued a total of 2,998,395 shares under our existing equity plans, representing a rate of equity award grants, or so-called burn rate, of 0.8% of our average outstanding shares, which our Compensation Committee believes is modest for a company of our size and scope of operations.

19

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section describes the structure and guiding principles of our executive compensation program. The plan you are being asked to approve this year is the same executive compensation plan that nearly 90% of you approved in 2017. Our executive compensation plan applies to our named executive officers (NEOs), who in 2017 were:

Richard B. Handler	Chief Executive Officer
Brian P. Friedman	President
Joseph S. Steinberg	Chairman of the Board
Michael J. Sharp	Executive Vice President and General Counsel
Teresa S. Gendron	Vice President and Chief Financial Officer

Our Approach to Executive Compensation

We remain firmly committed to our long-term view in a business environment that we find to be increasingly characterized by impatience and short-term investment horizons. We remain patient, prudent risk-takers, always looking for opportunities to acquire new businesses, securities and assets to maximize returns over the long term.

Leucadia’s compensation program is designed to mirror and sustain this long-term view. We are committed to ensuring that executive compensation is tightly linked to the creation of sustainable value for our shareholders, and that executive interests are aligned with our shareholders over the long run.

Business Overview

Who We Are

Leucadia is a diversified holding company that invests in financial services and merchant banking businesses. We acquire businesses and fund investments we deem attractive, help improve their operational and financial performance, and exit investments if and when we deem an exit is in Leucadia’s best interests and believe we can earn superior returns elsewhere.

Our portfolio today consists of a number of businesses that span two primary platforms:

▪	Financial Services

▪	Merchant Banking

Our largest operating company is Jefferies Group LLC (Jefferies), which became a wholly owned subsidiary of Leucadia in March 2013 through a transformative strategic combination that created a powerful platform, linking financial services with merchant banking. In addition to Jefferies, our financial services platform includes Berkadia, HomeFed, Leucadia Asset Management, FXCM, and Foursight, which allow us to take advantage of opportunities, respectively, in commercial mortgage banking, real estate, investment management services, forex trading and automobile financing.

Our merchant banking platform, which in 2017 included National Beef, HRG, Vitesse Energy, JETX Energy, Garcadia, Linkem, Idaho Timber and Golden Queen, engages in a variety of businesses, including beef processing, consumer goods, oil and gas production and development, automobile dealerships, telecommunications services, manufacturing and gold and silver mining.

In 2017, we continued the repositioning of the Leucadia platform as, among other things, we closed the sale of Conwed Plastics to Schweitzer-Mauduit International, Inc., and sold our holdings in KCG Holdings Inc, via its merger with Virtu Financial. In addition, we helped to facilitate HRG’s sale of its approximate 80% interest in Fidelity & Guaranty Life as well as the recently announced merger of HRG and Spectrum Brands. That repositioning was furthered in April 2018 with the pending sale of approximately 48% of our interests in National Beef and all of our interests in Garcadia.

20

Leucadia’s Unique Nature and Its Impact on Compensation

Our engagement with our fellow shareholders over the past few years almost uniformly includes a discussion of Leucadia’s unique nature. None of the standard peer lists accurately applies to us (indeed, some have us listed as a company in the food industry), and our selected list of peers is only a loose fit based upon those with whom our largest subsidiary, Jefferies, tends to compete or are otherwise in the financial services business. But no entity on that list is like Leucadia - a combination of financial services and merchant banking businesses that operates the largest stand-alone non-bank-holding-company broker dealer, and owns a growing asset management business, along with joint ventures in lending and commercial mortgage businesses, along with myriad public and private operating businesses. The one unifying thread among our peer list, though, is that it represents a fair cross-section of those who would compete for the kind of talent represented by our CEO and President. Accordingly, when our Compensation Committee considers, with the advice of its independent compensation consultant, how to set fair compensation for our executives, which will both reward them for their performance and provide the proper long-term incentives to align them with their fellow shareholders, our peer companies provide useful data.

Mr. Handler is our principal executive officer and works together with Messrs. Friedman and Steinberg to provide our senior leadership. Messrs. Handler and Friedman operate as a closely paired team as they fulfill their director and executive officer responsibilities with us and Jefferies, where they serve as the top two executives and are fully involved in the day-to-day management of Jefferies. Their partnership has been developed over 17 years working together, and this approach contributes to the development and execution of enhanced outcomes and allows the two executives to extend their strong leadership effectively across the wide variety of their responsibilities. Our Board believes that we and our shareholders benefit from our leadership structure, Messrs. Handler and Friedman’s partnership and their multiple roles.

As we have discussed at length with our shareholders and as is outlined later in this proxy statement, the goal of our Compensation Committee is to compensate our executives at or near median for these peer companies, always taking into account the following:

▪	we have two of the more long-tenured executives among this peer group

▪	our two top executives own in the aggregate approximately 6.3% of Leucadia shares (aligning them perfectly with all shareholders regardless of a compensation plan)

▪	neither of our executives has or has ever had an employment or severance contract

▪	neither of our executives is eligible for carried interest on any of our investments

▪	maybe most important – in order to get paid anything other than their base salaries, our executives have to grow tangible deployable equity and total shareholder return over very long measurement periods.

In light of all those factors, our Compensation Committee and our entire Board believe that median-targeted compensation is fair to our executives and that the long-term nature of our compensation plans is well-aligned with the interests of our fellow shareholders.

21

Structure of Leucadia National Corporation at December 31, 2017

Leucadia National Corporation

Parent Long-Term Capital – $11.2 Billion (As of December 31, 2017)

Corporate & Liquidity
$1.9 Billion
•	Cash & Investments
•	Deferred Tax Assets

Jefferies & Other Financial Services $7.1 Billion			Merchant Banking $2.3 Billion

•	Jefferies	•	National Beef	•	Garcadia
•	Leucadia Asset Management	•	HRG Group	•	Linkem
•	FXCM	•	Vitesse Energy	•	Golden Queen
•	HomeFed	•	JETX Energy	•	Idaho Timber
•	Berkadia (50/50 venture with Berkshire Hathaway)
•	Foursight

Key Facts & Figures

As of December 31, 2017

➢	Headquarters: New York

➢	Employees: ~36,700*

➢	Total Assets: $47.2 Billion

➢	Total Shareholder Equity: $10.1 Billion

➢	Total Tangible Equity: $7.6 Billion**

➢	Market Cap: $8.9 Billion (as of 2/26/18)

*	Includes all employees of subsidiaries and 20+ %-owned investee companies.
**	Total Tangible Equity, a non-GAAP financial measure, is defined as Total Shareholder Equity of $10.1 billion less Intangible Assets, Net and Goodwill of $2.5 billion.
Note:	Dollar amounts are Leucadia’s net carrying amount as of 12/31/17 for each investment (for consolidated subsidiaries, net carrying amount equals assets less liabilities and non-controlling interest).

2017 Performance

Leucadia performed well in 2017. Jefferies experienced a record year, with $3.2 billion in net revenues and $528 million in pre-tax income. National Beef turned in its second consecutive record-breaking year, with $407 million in pre-tax income and $512 million in EBITDA. And, although one or two of our investments could have performed better, by and large our financial services and merchant banking business experienced solid performance. And that strong performance contributed to Leucadia’s 2017 net revenues of $11.4 billion, pre-tax income of $1 billion, and 10.7% return on tangible deployable equity. And, after 2016’s 35.5% total shareholder return, 2017 performance followed suit with a very respectable 15.4% total shareholder return.

For the complete picture of our 2017 results, please see our 2017 Annual Report at leucadia.com.

2017 Executive Compensation Plan: Replicating 2016

As noted in last year’s proxy and other public filings, for compensation year 2017 our Compensation Committee approved an executive compensation plan that was identical to the 2016 plan for our CEO and President. That is to say, the plan we are asking you to approve is the same plan that nearly 90% of you approved last year.

The decision to adopt the identical plan was made following extensive engagement with our shareholders prior to the adoption of the plan and reflects our Board and Compensation Committee’s belief that the approved plan is well-aligned with long-term creation of shareholder value and our Board and Compensation Committee’s commitment to ongoing dialogue with our shareholders and to ensuring that the plan they approve reflects our shareholders’ values.

As we have discussed in prior years’ proxies, we substantially redesigned our executive compensation program since the combination of Leucadia and Jefferies. The result of those substantial changes was the executive compensation plan that we adopted in 2016 and that nearly 90% of you approved in last year’s proxy vote. Our 2017 plan mirrored the 2016 plan and incorporated the following features:

▪	Implementing an incentive program that had no short-term cash award and has 100% long-term performance-based equity to further align our executive compensation with long-term value creation

▪	Using total shareholder return (TSR) and return on tangible deployable equity (ROTDE) performance metrics for the long-term incentive program

▪	Requiring vested equity awards to be held for an additional three-years after the performance period

▪	Requiring a six-year holding period such that no shares granted for 2016 compensation can be sold until 2022, thus bolstering the long-term alignment of the plan

▪	Designing an incentive program with no opportunity to earn an annual cash incentive
22

Our 2017 targeted compensation program for each of our CEO and President is illustrated below:

Compensation Element	2017 Targeted Award

Salary	$1.0 million

Annual Incentive	$0

Long-Term Incentive	$25 million ($20.4 million value on probability adjusted basis1)

(1)	Represents fair value on grant date, as disclosed in the Summary Compensation Table, based on a Monte-Carlo simulation model for TSR portion of the award.

As was the case in 2016, to be entitled to targeted long-term compensation, our executives have to produce both 8% compounded ROTDE and 8% compounded TSR over the three-year measuring period. The first table below is a summary of our 2017 executive compensation plan and the second table outlines how our performance metrics operate:

2017 CEO and President Long-term Equity Incentive Plan
Restricted stock units issued	1,075,268 target number of RSUs issued to each executive: — Based on $25 million divided by grant date closing price of our common stock — Grant date fair value of $20.4 million
Performance measurement period	Compound annual growth rates from January 1, 2017 through December 31, 2019
Performance metrics	50% Return on Tangible Deployable Equity 50% Total Shareholder Return
Service-based vesting	If earned, no vesting until first quarter 2020
Additional post- vesting holding period	Executive cannot sell any vested shares until first quarter 2023
Banking	Under the plan, pro rata portions of the overall awards may be banked after each of 2017 and 2018 based upon compound annual growth rates of TSR and ROTDE for each year
Total potential award	0 shares – 1,612,902 shares (150%)
23

Overview of 2017 Performance Grid:

Metric

50% Absolute TSR

50% ROTDE
3-Year Compound Growth Rate	RSU Value Eligibility

> 12.0%	No Additional Award

8.0% - 12.0%	Up to an additional 50% in incentive compensation on a pro rata basis

Target = 8.0%	$25.0 million ($20.4 million value on probability adjusted basis1)

4.0% < x < 8.0%	$12.5 million - $25.0 million

< 4.0%	No Award $0

(1)	Represents fair value on grant date, as disclosed in the Summary Compensation Table, based on a Monte-Carlo simulation model for TSR portion of the award.

We now have one year’s worth of performance under the 2017 executive compensation plan, which is set forth below.

2017 Long-Term Incentive Performance Metrics

Metric	Target	2017 Actual	Banked Shares Resulting from Performance
			2017

50% Absolute TSR	8.0% 3-Year Compound Growth Rate	15.4%	268,817

50% ROTDE	8.0% 3-Year Compound Growth Rate	10.7%	239,813

2017 ROTDE of 10.7% reflects the Compensation Committee’s determination to exclude approximately $450.5 million in non-cash charges during the fourth quarter of 2017 related to the Tax Cuts and Jobs Act.

Because of Leucadia’s strong 2017 performance, our executives have exceeded targeted levels of TSR and ROTDE. As a result, our two top executives have each banked 508,630 shares.

24

2016 Executive Compensation Plan: Year Two of Three Performance Results

As discussed in last year’s proxy, payouts under our 2016 compensation plan for our CEO and President are based upon our performance for 2016, 2017 and 2018.

Our 2016 targeted compensation program for each of our CEO and President is illustrated below:

Compensation Element	2016 Targeted Award

Salary	$1.0 million

Annual Incentive	$0

Long-Term Incentive	$25 million ($16.3 million value on probability adjusted basis1)

(1)	Represents fair value on grant date, as disclosed in the Summary Compensation Table, based on a Monte-Carlo simulation model for TSR portion of the award.

To be entitled to any compensation other than base salaries, our executives have to perform. To be precise, to receive targeted long-term compensation, our executives have to produce both 8% compounded ROTDE and 8% compounded TSR over the three-year measuring period. The first table below is a summary of our 2016 executive compensation plan and the second table outlines how our performance metrics operate:

2016 CEO and President Long-term Equity Incentive Plan
Restricted stock units issued	1,693,766 target number of RSUs issued to each executive: — Based on $25 million divided by grant date closing price of our common stock — Grant date fair value of $16.3 million
Performance measurement period	Compound annual growth rates from January 1, 2016 through December 31, 2018
Performance metrics	50% Return on Tangible Deployable Equity 50% Total Shareholder Return
Service-based vesting	If earned, no vesting until first quarter 2019
Additional post-vesting holding period	Executive cannot sell any vested shares until first quarter 2022
Banking	Under the plan, pro rata portions of the overall awards may be banked after each of 2016 and 2017 based upon compound annual growth rates of TSR and ROTDE for each year
Total potential award	0 shares – 2,540,648 shares (150%)
25

Overview of 2016 Performance Grid:

Metric

50% Absolute TSR

50% ROTDE
3-Year Compound Growth Rate	RSU Value Eligibility

> 12.0%	No Additional Award

8.0% - 12.0%	Up to an additional 50% in incentive compensation on a pro rata basis

Target = 8.0%	$25.0 million ($16.3 million value on probability adjusted basis1)

4.0% < x < 8.0%	$12.5 million - $25.0 million

< 4.0%	No Award $0

(1)	Represents fair value on grant date, as disclosed in the Summary Compensation Table, based on a Monte-Carlo simulation model for TSR portion of the award.

We now have two years’ worth of performance under the 2016 executive compensation plan. The actual performance metrics for the first and second measurement years that relate to compensation year 2016 are set forth below.

2016 Long-Term Incentive Performance Results Over 2-Years

Metric	Target	2016 Actual	2017 Actual / 2-year CAGR	Banked Shares Resulting from Performance
				2016	2017

50% Absolute TSR	8.0% 3-Year Compound Growth Rate	35.5%	15.4% / 25.1%	423,441	423,441

50% ROTDE	8.0% 3-Year Compound Growth Rate	2.7%	10.7% / 6.5%	0	456,137

2017 ROTDE and Two-Year CAGR of 10.7 and 6.5%, respectively, reflects the Compensation Committee’s determination to exclude approximately $450.5 million in non-cash charges during the fourth quarter of 2017 related to the Tax Cuts and Jobs Act.

In summary, now that we are two-thirds of the way through 2016’s three-year performance period, our expectations have exceeded targeted levels of TSR but fallen short of target levels of ROTDE. As a result, our two top executives have each banked 1,303,019 shares.

26

Elements of our Compensation Program

Our compensation policies are designed to provide competitive levels of compensation in order to attract and retain talented executives and leaders, encourage long-term service and loyalty and align their interests with the creation of long-term value for our shareholders. Each element of our program, base salary, annual incentive, long-term incentive and benefits, is tailored to incentivize a specific area of pay that we believe will promote sustained economic value over time.

Alignment between Pay and Performance

The changes we have made over the last several years have resulted in pay and performance being tightly linked, and the elements of our program being completely transparent. In 2017, 96% of our CEO and President’s total target compensation was at risk and 90% of all NEOs’ target compensation was at risk. Equity is a significant component of this compensation, and is a part of both the Annual Bonus program as well as the long-term incentive award.

Base Salary

We pay our named executive officers a base salary to provide them a predictable level of income and to reward current and past short-term performance. The base salaries we have established reflect our understanding of the competitive market for these roles.

Executive	Role	2017 Base Salary
Richard B. Handler	CEO	$1,000,000
Brian P. Friedman	President	$1,000,000
Joseph S. Steinberg	Chairman of the Board	$810,693
Michael J. Sharp	General Counsel	$1,000,000
Teresa S. Gendron	CFO	$500,000

Annual Bonuses

Annual bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success.

- CEO and President

Given the long-term focus of their compensation plan, our top two executives, Rich Handler (CEO) and Brian Friedman (President), received no annual short-term incentive in 2016 or 2017. As explained above, 100% of their 2017 incentive compensation is long-term, performance-based equity.

- Chairman

At our request, our Chairman serves as a director of some of our portfolio companies. Our portfolio companies benefit from Mr. Steinberg’s investment acumen, years of business experience and his hands-on involvement. Mr. Steinberg serves as Chairman of the Board of both HomeFed and HRG and as a director of Spectrum Brands Holdings, a subsidiary of HRG. Mr. Steinberg also serves on the Jefferies Board. Much of Mr. Steinberg’s time is spent serving our portfolio companies in these capacities. Like his fellow non-employee directors, Mr. Steinberg receives board retainer fees and equity awards in consideration of director services. During 2017, Mr. Steinberg received $596,942 in cash and equity payments as director compensation from our portfolio companies. Our Compensation Committee approved his retaining these amounts and recognized them as constituting his annual incentive bonus.

- General Counsel

Our General Counsel’s annual incentive bonus plan provided that he would receive 0.5% of pre-tax income up to $800 million in pre-tax income. Our performance of $1 billion in earnings before income taxes resulted in the maximum formulaic outcome of $4 million for Mr. Sharp. After considering the bonus plan results, as well as Mr. Sharp’s achievements during 2017 as General Counsel and Executive Vice President for Leucadia and Jefferies, the Compensation Committee agreed with Messrs. Handler and Friedman’s recommendation and awarded Mr. Sharp an annual incentive bonus of $4 million payable in cash.

27

- Chief Financial Officer

At the recommendation of Messrs. Handler and Friedman, the Compensation Committee awarded Ms. Gendron $1.15 million as a discretionary bonus. The Compensation Committee agreed with Messrs. Handler and Friedman that Ms. Gendron earned the discretionary bonus for her services during the year, particularly given Ms. Gendron’s excellent performance during 2017.

2017 Long-Term Equity Incentives

Long-term equity incentive compensation provides strong incentives for superior long-term performance and a direct link for our executive officers to the interests of our shareholders. The value of long-term equity incentive awards increase or decrease based on the future price of our shares. Awards of long-term equity incentive compensation also create long-term ownership, which we believe is important to promoting a culture of entrepreneurship.

- CEO and President

As described above, in December 2016 our Compensation Committee approved an executive compensation plan for our CEO and President for compensation year 2017 that is based upon performance metrics achieved over a three-year period from 2017 through 2019.

Rigor of Performance Targets

As our shareholders are aware, our Board strongly believes that a well-designed compensation program should align executive interests with the long-term drivers of shareholder value. Therefore, the compensation program is designed to align executive pay with company performance. To incentivize performance, the Compensation Committee set rigorous targets for the plan that exceeded our historical three-year and five-year average performance measurements. In choosing those targets, the Committee took into account not only the fact that they exceeded historical targets, but also that Leucadia’s long-term investment horizon naturally results in uneven growth in book value and that, in order to achieve targeted performance, the targeted growth must be compounded over a three-year period. For example, to achieve the target three-year compound annual growth rate of 8% ROTDE for the period January 1, 2017 through December 31, 2019, our tangible deployable equity will have to increase by approximately 26%, or $1.6 billion, to approximately $7.751 billion (and to achieve the maximum performance range of 12%, our tangible deployable equity will have to increase by approximately 40%, or $2.5 billion, to approximately $8.644 billion).

Annual ROTDE Targets vs. Historical LUK	Annual TSR Targets vs. Historical LUK
Performance	Performance

28

Performance Metrics

Total Shareholder Return (TSR) over a three-year period is used for 50% of the award because it is an external measurement directly linked to results experienced by shareholders. TSR is the annualized rate of return reflecting price appreciation plus reinvestment of dividends and distributions to shareholders and the compounding effect of dividends paid and distributions on reinvested dividends and distributions over each measurement period. After careful consideration we have chosen to use absolute TSR targets rather than relative targets, first, to align more closely to the creation of absolute intrinsic value over time and second, because of the unique and varied components and earnings of Leucadia that make it difficult to find a reasonable comparator.

Three-Year Compound Annual Growth Rate TSR is expressed as the following formula:

[	(Closing Price at December 31, 2019 + Value of Reinvested Dividends)	]	⅓	–1
Closing Price at December 31, 2016 of $23.25

Return on Tangible Deployable Equity (ROTDE) over a three-year period will be used for the other 50% of the award because the Compensation Committee believes it is an appropriate metric to measure and incentivize the creation of intrinsic value for our shareholders. ROTDE is defined as net income adjusted for amortization of intangible assets divided by tangible book value at the beginning of the year adjusted for intangible assets and deferred tax assets. Return metrics such as ROTDE not only measure profitability, but also reflect the use of capital to achieve that profitability, which rewards efficient use of our capital.

Three-Year Compound Annual Growth Rate ROTDE is expressed as the following formula:

[	((Book Value at December 31, 2016 (less Goodwill, Intangible Assets and Deferred Tax Assets) of $6.153 billion + 3 Years of Net Income (excluding Intangible Amortization and Goodwill and Intangible Impairments))	]	⅓	–1
Book Value at December 31, 2016 (less Goodwill, Intangible Assets and Deferred Tax Assets) of $6.153 billion

Benefits

We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. In the aggregate, we believe our benefits including perquisites are in-line with or more moderate than general business practices for companies of comparable size and character.

Executive Perquisites

Certain perquisites as disclosed in our Summary Compensation Table are available to executive officers that are not available to other employees. Messrs. Handler, Friedman and Steinberg may use our business aircraft for personal use, subject to an annual $350,000 limitation for each executive, above which reimbursement to us is required. Certain of our executive officers receive the use of cars, drivers for personal and business use, parking expenses and other related benefits. These benefits enhance our executives’ productivity and allow us to be competitive in the talent market. These perquisites are reported as All Other Compensation in our Summary Compensation Table.

Severance

Under our severance policy, employees terminated by us other than for cause are generally entitled to one month’s pay for each year of service, up to a maximum of 24 months. Pay is defined as salary plus bonus (excluding one-time, tenure or holiday bonus). Messrs. Handler, Friedman and Sharp are only entitled to severance under Jefferies’ policy, which provides that terminated employees, other than employees terminated for cause, are generally entitled to one-half month’s salary for each year of service, up to a maximum of six months (a maximum of 12 months for employees with age plus years of service of at least 60). More information is provided under Potential Payments upon Termination of Employment or Change-in-Control.

29

Retirement and Deferral Plans

For Leucadia employees hired before January 2014, we maintain a Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation.

Our deferred compensation retirement plan allows employees with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation. The plan does not provide for employee contributions. We also have a deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax deferred basis. These plans are designed as non-qualified deferred compensation plans and are intended to meet the requirements of Section 409A.

Employees of Jefferies who began service prior to April 1, 1997, which includes Mr. Handler but none of the other named executive officers, are entitled to benefits under the Jefferies’ pension plan.

Compensation Governance Practices

In addition to a robust program that ties executive compensation directly to objective financial metrics and goals that drive long-term value creation, our compensation program includes other best practices:

Utilize an independent compensation consultant

Clear link between pay and performance

100% of incentive compensation at-risk

No acceleration of vesting in the event of a change-in-control for equity or other awards held by executives

No tax gross-ups on change-in-control payments

No hedging of company stock

No repricing of stock options

Robust claw-back policy

No golden parachute payments

2018 Compensation Program

Although 2018’s executive compensation plan is not up for a say-on-pay vote until a year from now in May 2019, in our continuing effort to provide as much transparency as possible, we want to preview the approved plan for you here.

As we noted in last year’s proxy, based on our extensive engagement with shareholders, as our Compensation Committee prepared to formulate an executive compensation plan for 2018 and beyond, it wanted to be sure to incorporate our shareholders’ feedback in the plan. What the Compensation Committee heard from shareholders was that most expected to see cash bonuses as a standard part of overall compensation plans – accordingly, and as we discussed with them, we have incorporated a short-term incentive in the new plan; and there was an understanding of the use of a multi-year grant to incentivize consistent long-term growth – accordingly, we have adopted a grant that applies over a three-year period.

Despite those two changes, as it pertains to each compensation year in question, our new executive compensation plan for our CEO and President is very similar to the 2016 and 2017 plans:

■	Our Compensation Committee continues to pursue an annualized target incentive compensation level that is at our peer group median (bearing in mind that, because of the unique nature of Leucadia, there is no peer group that provides a perfect comparison) and has targeted $25 million per year for our CEO and President based on long-term measures of growth in ROTDE and TSR.

■	As noted above, that $25 million target has now been split between cash ($9 million), the payment of which will be based on ROTDE performance, and equity ($16 million), the payment of which will be based upon TSR performance.

■	Our plan, though – and in particular its performance-measurement period – continues to be long term in nature, so our executives cannot achieve targeted compensation unless they generate compounded 8% growth over a three-year period in both ROTDE and TSR.
30

■	The cash portion of the plan has a short-term element to it in that, based on meeting annual performance targets, up to one-third of the cash award can be received in each of the three annual measurement periods, though it is long-term in nature because our executives have to generate three full years’ worth of 8% ROTDE in order to receive targeted compensation levels. Even after receiving such cash compensation, it remains subject to a four-year claw-back if our executives are terminated for cause or leave Leucadia and move to a competitor.

■	The long-term equity portion of the plan continues to require three years’ worth of compounded performance, but relies solely on TSR.

■	And while performance targets remain at 8%, our Compensation Committee raised the performance thresholds from 4% to 5%, which means that, if performance in TSR and ROTDE are below 5%, our executives will receive no long-term equity or cash compensation.

The table below outlines the plan that is in place for 2018. Because the new executive compensation plan applies to three years (2018, 2019 and 2020), the table would apply as well to 2019 and 2020. As noted, compensation granted under this plan will be up for a vote next year.

Compensation Component		Targeted Amount	Performance Metrics
Annual Base Salary		$1 million	--
Short-Term Incentive		None	--
Long-Term Incentive ($25 million per year)	Cash	Target compensation of $9 million, but paid over three-year period (at $3 million per year) if there is sustained growth in ROTDE

-    3-year performance cycle measured at the end of year one and on a compound basis for the respective two- and three-year periods

-     ROTDE (5%, 8%, 12%)

-    Targeted 8% growth; ROTDE < 5%, not eligible to receive award for the year

-     Multi-year vesting period; cash awards remain subject to clawbacks for four years on pro rata basis from date of payment, with final clawback period ending in January 2025

	Equity	Target compensation of $16 million, but each compensation year’s award is not vested until the end of the three-year measurement period, with ability to bank up to one third of ($5.33 million per year) if there is sustained growth in TSR

-     Matches existing plan

-     3-year performance cycle measured at the end of year one and on a compound basis for the respective two- and three-year periods absolute TSR (5%, 8%, 12%)

-    Targeted 8% growth; compounded TSR < 5%, not eligible to receive award

-     3-year vesting period; award vests first quarter 2021

-     Portions of the overall RSU award may be banked based on annual performance, unbanked RSUs remain available to vest based on sustained TSR growth over remaining performance period

31

Plan Design and the Compensation Process

Committee’s Process

Our executive compensation program is generally structured and administered by our Compensation Committee. The Compensation Committee, in consultation with Messrs. Handler and Friedman, determines the compensation of our other executive officers. The Compensation Committee considers the views of Messrs. Handler and Friedman, including their assessments of our executives’ individual performance, and the range of market inputs available, in setting their compensation.

The Compensation Committee meets in the fourth quarter to determine the compensation levels for the upcoming year, including the target bonus and metrics, and to review prior year results versus plan objectives and determine whether to exercise any negative discretion in approving awards. Additionally, the Compensation Committee reviews shareholder feedback in order to decide if any changes to the compensation program and governance should be implemented.

Role of the Compensation Consultant

Our Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to address compensation matters going forward. For our 2017 compensation program, Mercer was tasked with:

■	Defining the appropriate market comparator group for our executives

■	Defining a comprehensive compensation philosophy and pay strategy for our future

■	Defining 2017 incentive program alignment and performance metrics

■	Evaluating our executive officer compensation against the market, including 2017 incentive payouts

The Compensation Committee also discussed with Mercer the producer roles of Messrs. Handler and Friedman, and assessed comparable potential compensation both as production and revenue-generating senior producers at Jefferies and other top investment banks and as CEO and comparable positions at publicly traded private-equity and hedge-fund firms.

Benchmarking & Peer Groups

Our Compensation Committee conducts an analysis of comparable peer compensation as a general frame of reference for considering the appropriateness of our executive compensation programs and to ensure our CEO, President and other executive officers’ compensation is aligned with peers.

With the Leucadia business profile and strategy as a financial services and merchant banking firm, the following 13 companies were used as compensation peers for our 2016 and 2017 compensation programs:

Peer Companies
Goldman Sachs Group, Inc.
Morgan Stanley
ONEX Corporation
Brookfield Asset Management
Loews Corporation
Blackrock Inc.
Blackstone Group LP
Carlyle Group LP
Lazard Ltd.
Stifel Financial Corp.
Fortress Investment Group LLC
KKR & Co. LP
American Capital Ltd.
32

The Compensation Committee believes the peer group provided an appropriate benchmark given the size and scope of our firm. At the beginning of fiscal 2017, Leucadia was in the 59th percentile when measured by assets and 47th percentile when measured by market capitalization.

Target compensation should be sufficiently competitive with industry peers to attract and retain executives with similar levels of experience, skills and responsibilities. Peer group data serves as only one reference point in evaluating our executive compensation program. Our Compensation Committee compared the components of our 2017 compensation program as well as total compensation to the peer group data and determined that our 2017 compensation program was appropriate and competitive, with 2017 compensation of our CEO and President falling at approximately the 63rd percentile of our peer group for total targeted compensation and the 53rd percentile of our peer group for actual total compensation.

2017 CEO Compensation Aligned with Peers

33

Other Considerations

Employment Agreements

We do not have any employment agreements with our named executive officers.

Change-in-Control Agreements

We do not have any change-in-control agreements with any named executive officers. No equity held by our executive officers is subject to accelerated vesting upon a change-in-control.

Newly Established Stock Ownership Guidelines

We recently adopted stock ownership guidelines for our CEO and President. The guideline is set at 10-times salary, resulting in a requirement that each executive hold $10 million worth of our shares. Messrs. Handler and Friedman have historically acquired and held large positions in our shares. Including all earned and unearned deferred shares, Messrs. Handler and Friedman own a combined 23,776,329 shares, representing approximately 6.3% of our outstanding shares. In addition, Mr. Steinberg owns 21,470,733 shares, representing 6% of our outstanding shares. This ownership encourages our executives to act in our best long-term interests and those of our shareholders.

Claw-back Policy

We have adopted a policy allowing our Compensation Committee to claw back performance-based and discretionary awards if the underlying performance metric, or a performance metric considered by the Compensation Committee in approving an award, is corrected, adjusted or deemed to be false. This policy applies to all of our executive officers.

Anti-Hedging Policies

Directors, executive officers and other employees are expressly prohibited from hedging transactions that involve our securities and those of our subsidiaries under our amended Insider Trading and Anti-Tipping Policy. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions that involve our securities. The policy does not apply to the exercise of options, warrants or other rights issued by us or any transaction approved in advance by the Compensation Committee.

Compensation Risk Management

Our Compensation Committee has considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies, are not reasonably likely to have a material adverse effect on us. The Compensation Committee’s assessment is conducted annually. Management reviews with our Compensation Committee our compensation programs, focusing on incentive programs, risks and mitigation factors. Based on the totality of this information, the Compensation Committee determines whether any portion of such compensation encourages excessive risk taking and concludes whether or not our compensation programs are reasonably likely to have a material adverse effect on us.

In assessing risks, our Compensation Committee considers mitigating factors such as (i) the multiple elements of our compensation packages, including base salary and bonuses, either in the form of restricted cash or equity awards, both of which vest over a number of years; (ii) the structure of senior executives’ incentive program, which is based on a number of different performance measures to avoid placing undue emphasis on any particular performance metric; (iii) the ability to exercise negative discretion as a means to adjust compensation downward to reflect performance or other factors; (iv) oversight of our programs by our Board and Compensation Committee; (v) our claw-back policy; (vi) our anti-hedging policy; (vii) limited change-in-control benefits and (viii) the lack of highly leveraged payout curves.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for certain executive compensation in excess of $1 million per executive in any tax year. We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success.

In addition, although the Tax Cuts and Jobs Act removed the tax incentive for qualified performance-based compensation beginning in 2018, our Compensation Committee retained the use of performance-based compensation for our executives for compensation year 2018 as an appropriate and valuable tool to continue to align our executives’ interests with the long-term interests of our shareholders.

34

Compensation Committee Report

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO compensation, review and approve corporate goals and objectives relevant to the compensation of our other executive officers, evaluate the performance of the executive officers in light of those goals and objectives, set the executive officers’ compensation levels based on this evaluation and assist our principal executive officers in formulating compensation programs applicable to our senior management.

Our Compensation Committee has reviewed and discussed with our management the above Compensation Discussion and Analysis section of our 2018 Proxy Statement. Based upon the reviews and discussions, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the 2018 Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Robert D. Beyer, Chairman
Robert E. Joyal
Michael T. O’Kane

35

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)		Total
Richard B. Handler	2017	$1,000,000	—		$20,430,092	—	—	$30,795	$326,398	(3)	$21,787,285
Chief Executive Officer	2016	$1,000,000	—		$16,310,967	—	—	$14,685	$257,722		$17,583,374
	2015	$1,000,000	—		—	—	$6,000,000	$24,908	$439,904		$7,464,812
Brian P. Friedman	2017	$1,000,000	—		$20,430,092	—	—	—	$299,906	(4)	$21,729,998
President	2016	$1,000,000	—		$16,310,967	—	—	—	$404,131		$17,715,098
	2015	$1,000,000	—		—	—	$6,000,000	—	$435,220		$7,435,220
Joseph S. Steinberg	2017	$810,693	$596,942	(5)	—	—	—	—	$510,223	(6)	$1,917,858
Chairman of the Board	2016	$810,693	$1,223,955		—	—	—	—	$480,054		$2,514,702
	2015	$810,693	$859,402		—	—	—	—	$635,282		$2,305,377
Teresa S. Gendron	2017	$500,000	$1,150,000		—	—	—	—	$4,500		$1,654,500
Chief Financial Officer	2016	$500,000	$1,000,000		—	—	—	—	$4,500		$1,504,500
	2015	$500,000	$850,000		—	—	—	—	$4,500		$1,354,500
Michael J. Sharp	2017	$1,000,000	—		—	—	$4,000,000	—	$4,500		$5,004,500
Executive Vice President	2016	$1,000,000	—		$1,000,000	—	$2,500,000	—	$4,500		$4,504,500
and General Counsel	2015	$1,000,000	$500,000		$1,000,000	—	$750,000	—	$4,500		$3,254,500

(1)	Grant date fair value of restricted awards under our Incentive Plan in accordance with GAAP. Stock Awards for Messrs. Handler and Friedman during 2017 were in the form of Performance-based Restricted Stock Units. These Performance-based Restricted Stock Units are earnable based on our performance over the three-year period from 2017 - 2019. The performance goals for these Performance-based Restricted Stock Units are based 50% on our return on tangible deployable equity (ROTDE) and 50% on absolute total shareholder return (TSR). Depending on the level of achievement of performance goals during the three-year performance period, the actual number of shares earned and vested for each executive may range from zero shares to a maximum of 1,612,902 shares.

The fair value of the 2017 awards to Messrs. Handler and Friedman was determined in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of the awards were determined in a different way for the portion of the awards based on ROTDE as compared to the portion of the awards based on TSR. The fair value of the ROTDE portion of the awards (weighted 50%) is equal to the fair market value (based on the closing price per share of our common stock on the grant date) of 50% of the target number of RSUs granted, based on our determination that, at the grant date, the probable outcome of the ROTDE performance goal would be achievement of the target ROTDE, discounted by 8.6% to reflect the additional three-year holding period following the vesting date. The fair value of the TSR portion of the award (weighted 50%) is determined based on a Monte-Carlo simulation model estimating the probability of future market prices of our common stock with the same 8.6% discount to reflect the three-year holding period following the vesting date. The fair value of the TSR portion of the award is not based on an estimate that the probable outcome will be at the target level, as in the case of the ROTDE portion of the award.

Further information on the valuation assumptions relating to the stock awards in 2017 can be found in Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Some of the items are taxable to the named executive officers. The amount of taxable income is determined pursuant to IRS rules which differ from the amounts reflected in the table and in these notes.

Cost to us for personal use of our aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel, repairs, maintenance and flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and other fixed expenses that would have been incurred regardless of whether there was any personal use of our aircraft. Messrs. Handler, Friedman and Steinberg receive the use of cars and drivers for business purposes as well as personal use. Disclosed amounts for personal use of cars and drivers for each executive are derived based on a 30% allocation of the total cost of driver compensation (including bonus and benefits) and vehicle depreciation and operating costs.

(3)	Includes $251,911 in personal use of our aircraft, $69,988 in personal use of a car and drivers and $4,500 in contributions to the Profit Sharing Plan (PSP).

(4)	Includes $217,348 in personal use of our aircraft, $78,058 in personal use of a car and driver and $4,500 in contributions to the PSP.
36

(5)	Represents cash bonus approved by the Compensation Committee but not paid. Bonus amount equals the amount of cash and securities paid to Mr. Steinberg by investee companies for Mr. Steinberg’s service as a director of such investee companies. Amounts paid directly to Mr. Steinberg by the investee companies include $91,000 in cash and $79,987 in equity from HRG, $187,500 in cash from Fidelity & Guaranty Life, $11,542 in equity from HomeFed and $226,913 in equity from Spectrum Brands Holdings.

(6)	Includes $349,999 in personal use of our aircraft after considering $102,930 reimbursed to us by Mr. Steinberg for personal use of our aircraft, $104,628 in personal use of cars and drivers, $43,200 in contributions to our Deferred Compensation Plan, $9,370 in life insurance premiums and $3,027 in contributions to the Savings and Retirement Plan.
37

2017 Compensation Plan Outcomes

Grants of Plan-Based Awards in 2017

Incentive Plan Awards to Our CEO and President

		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value
Name	Grant Date	Threshold (# shares)	Target (# shares)	Maximum (# shares)	of Awards ($)(3)
Richard B. Handler	1/1/2017(1)	537,634(2)	1,075,268	1,612,902	$20,430,092
Brian P. Friedman	1/1/2017(1)	537,634(2)	1,075,268	1,612,902	$20,430,092

(1)	Grant of long-term performance-based RSUs to each executive as discussed in the CD&A under 2017 Long-term Equity Incentives. RSUs are also subject to service-based forfeitures until first quarter of 2020.

(2)	Threshold assumes meeting 4% compound annual growth rate for the three-year period ending December 31, 2019 for both TSR and ROTDE.

(3)	This column includes the fair value of equity granted to the executives. The fair value was determined in accordance with GAAP on the grant date.

Incentive Plan Awards to Other Named Executive Officers

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares of Stock (#)	and Option Awards ($)(1)
Michael J. Sharp	1/24/2017(2)	—	—	—	42,771	$1,000,000
Michael J. Sharp	1/24/2017(3)	$1,250,000	$2,500,000	$4,000,000	—	—

(1)	This column includes the fair value of equity granted to the executives. The fair value was determined in accordance with GAAP on the grant date.

(2)	Granted in January 2017 representing part of Mr. Sharp’s 2016 compensation and reported in the Summary Compensation Table as 2016 compensation. The restricted shares are expected to vest at a rate of 25% on each anniversary of the date of grant, subject to service-based forfeiture.

(3)	Grant of performance-based award to Mr. Sharp as discussed in the CD&A under Annual Bonuses – General Counsel.

Outstanding Equity Awards at Fiscal Year-End 2017

This table provides information on the holdings of options, restricted stock, RSUs and warrants by our named executive officers at December 31, 2017. No executives held options or warrants at December 31, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard B. Handler	2/19/2016	—		—	1,738,805	$46,060,944	(2)
Brian P. Friedman	2/19/2016	—		—	1,738,805	$46,060,944	(2)
Richard B. Handler	1/1/2017	—		—	1,088,811	$28,842,603	(3)
Brian P. Friedman	1/1/2017	—		—	1,088,811	$28,842,603	(3)
Michael J. Sharp	1/20/2016	46,069	(4)	$1,220,368	—	—
Michael J. Sharp	1/24/2017	42,771	(4)	$1,133,004	—	—

(1)	Based on $26.49 per share, the NYSE closing price on December 29, 2017.

(2)	Represents 2016 performance-based compensation that is subject to compound annual growth rates of TSR and ROTDE during the three-year period ending December 31, 2018. 100% of the shares are also subject to service-based forfeiture until first quarter 2019. Includes non-preferential dividend equivalents that are also subject to performance and service-based forfeiture.
38

(3)	Represents 2017 performance-based compensation that is subject to compound annual growth rates of TSR and ROTDE during the three-year period ending December 31, 2019. 100% of the shares are also subject to service-based forfeiture until first quarter 2020. Includes non-preferential dividend equivalents that are also subject to performance and service-based forfeiture.

(4)	The restricted shares are expected to vest at a rate of 25% on each anniversary of the date of grant, subject to service-based forfeiture.

Option Exercises and Stock Vested in Fiscal 2017

The table below reflects restricted stock and RSU vesting during 2017 for each of our named executive officers. Shares are valued on the day they vested. None of our named executive officers exercised options or warrants during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael J. Sharp	15,356	$355,184

Teresa S. Gendron	10,028	$240,171

Pension Benefits in 2017

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard B. Handler	Jefferies Group Employees’ Pension Plan	16 (frozen)	290,127	0

To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age). We also assumed that 85% of his benefit is paid as a lump sum calculated using an interest rate of 4.7% and mortality assumption required under Revenue Ruling 2007-67 and that 15% of his benefit is paid as a single life annuity calculated using a 3.9% discount rate and RP-2014 annuitant mortality. In addition, the figure provided is based on age 65 present values discounted back to current age. We also assumed no pre-retirement mortality.

Jefferies first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies’ employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service are covered by the pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000 and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

39

Non-Qualified Deferred Compensation

The following table shows the benefits that the named executive officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan established January 1, 2009, our Incentive Plan established on March 1, 2013 and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of Jefferies in 2001.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Richard B. Handler	—	—	$41,293,001	(5)	—	$243,103,101	(6)

Brian P. Friedman	—	—	$5,304,460	(7)	—	$43,368,872	(8)

Joseph S. Steinberg	—	$43,200	$60,108		—	$534,861

(1)	Value of shares vesting during the year.

(2)	All amounts are included in the Summary Compensation Table in All Other Compensation.

(3)	Earnings and losses are based upon the investment direction of the named executive officer, the change in value of RSUs and value of dividend equivalents credited as additional RSUs.

(4)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, less (iii) distributions. For purposes of this table, earnings include gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of vested RSUs.

(5)	Includes $27,911,340 increased value of vested RSUs and $13,381,661 increased value of Mr. Handler’s self-directed deferred compensation account. The change in value of RSUs represents the difference in the value of vested RSUs held at the beginning of the fiscal year and the end of the fiscal year and includes the value of vested RSUs acquired during the year as dividend equivalents.

(6)	Includes 8,042,862 of vested RSUs originally awarded from 2001 through 2012 and dividend reinvestments on those RSUs. Includes $30,047,687 in deferred compensation and gains and losses on investments in Mr. Handler’s self-directed deferred compensation account. The deferred compensation was earned while Mr. Handler was head of Jefferies’ high yield division, before Jefferies implemented its generally applicable deferred compensation plan and prior to his becoming an executive officer of Jefferies. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

(7)	Represents the increase in the value of RSUs held at the beginning of the fiscal year and the end of the fiscal year and includes the value of vested RSUs acquired during the year as dividend reinvestments.

(8)	Includes 1,637,179 of vested RSUs originally awarded during 2012.

Potential Payments upon Termination of Employment or Change-in-Control

The following information describes and quantifies (where possible) certain compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on December 31, 2017 other than voluntary resignations or termination for cause.

Named Executive Officer Termination Payments

Severance Payments

Messrs. Handler, Friedman and Sharp are subject to the same severance policy as all other Jefferies employees:

■	One-half month’s salary of severance for each year of service, up to a maximum of six months’ pay

■	If retirement eligible (age plus years of service is at least 60), severance maximum is increased to 12 months’ pay
40

Mr. Steinberg and Ms. Gendron are subject to the same severance policy as all other Leucadia employees:

■	One month’s pay for each year of service, up to a maximum of 24 months

■	Pay is defined as salary plus average bonus (excluding one-time, tenure or holiday bonus)

Handler Deferred Compensation Plan

Amounts deferred under Mr. Handler’s individual deferred compensation plan are non-forfeitable, and the occurrence of a change-in-control or a termination in connection with a change-in-control would not cause a payment or enhancement in the value of his deferral account. Mr. Handler’s deferrals under this plan will be settled upon his termination of employment (subject to Section 409A of the Internal Revenue Code).

Steinberg Termination Payments

Under our Shareholders Agreement with Mr. Steinberg, should the death of Mr. Steinberg have occurred on December 31, 2017, we would have been obligated to repurchase shares from his estate in an amount equal to the life insurance proceeds received by us upon his death, not to exceed $125,000,000. We currently carry a $123,500,000 policy for such purposes.

Summary of Payments upon Termination or Change-in-Control

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on December 31, 2017. For purposes of valuing these amounts, we made the following assumptions:

■	Awards which immediately vest upon death or disability are valued at $26.49 per share, the closing price of our shares on December 29, 2017

■	Amounts a named executive officer has deferred through our deferred compensation plans are non-forfeitable, so whether these amounts continue to be deferred or are paid out following the change-in-control or termination of employment does not represent a payment or enhancement to benefits resulting from the change-in-control or termination of employment

■	No payment to a named executive officer would need to be reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. No named executive officer is eligible to receive a “gross-up” payment to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes

■	Except as otherwise indicated, all amounts reflected in the table would be paid on a lump sum basis

Name	Involuntary termination following a Change-in- Control		Following a Change-in- Control	Involuntary termination		Retirement(1)	Death or disability
Richard B. Handler	$1,000,000	(2)	—	$1,000,000	(2)	—	$74,903,547	(3)
Brian P. Friedman	$684,035	(2)	—	$684,035	(2)	—	$74,903,547	(3)
Joseph S. Steinberg	$3,037,321	(4)	—	$3,037,321	(4)	—	$1,000,000	(5)
Michael J. Sharp	$304,843	(2)	—	$304,843	(2)	—	$2,353,372	(3)
Teresa S. Gendron	$356,250	(4)	—	$356,250	(4)	—	$—

(1)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2017 table.

(2)	Consists of severance policy payments pursuant to Jefferies’ firm-wide severance policy.

(3)	Represents the value of unvested RSUs and restricted stock that would have vested automatically upon death or disability. No golden parachute payments or other enhancements to the executives would have been made.

(4)	Consists of severance policy payments pursuant to Leucadia’s firm-wide severance policy.

(5)	Consists of insurance proceeds payable to Mr. Steinberg’s beneficiaries.
41

Proposal III - Approval of Executive Officer Compensation

We provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers. Although required pursuant to section 14A of the Securities Exchange Act of 1934, we value this vote as important feedback from our shareholders. Our next compensation advisory vote will occur in 2018 as our practice is to present this vote to our shareholders annually.

We believe that there should be a strong link between executive compensation and our performance and the performance of our named executive officers. This proxy statement contains a detailed description of 2017 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement will contribute to our long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is approved.

Our Board of Directors recommends a vote FOR this proposal.

42

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. Our independent auditors during 2017, Deloitte & Touche LLP, were responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal control over financial reporting. Our independent auditors had free access to the Audit Committee to discuss any matters they deemed appropriate.

In performing our oversight role, the Audit Committee reviewed and discussed our audited financial statements with each of management and our independent auditors and discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as required by the PCAOB. The Audit Committee has received the written disclosures and letters from our independent auditors in accordance with the applicable requirements of the PCAOB regarding auditor independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this Report, the Committee recommended to our Board that our audited financial statements for 2017 be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors

W. Patrick Campbell, Chairman
Linda L. Adamany
Robert D. Beyer
Francisco L. Borges
Jeffrey C. Keil
Stuart H. Reese

43

Selection of Deloitte & Touche LLP as our Independent Auditors

Prior to 2017, PricewaterhouseCoopers had served as our independent auditors for over 50 years. During 2017, our Audit Committee conducted a competitive selection process to determine our independent auditor for 2017. On April 11, 2017, our Audit Committee approved the engagement of Deloitte & Touche LLP as our new independent auditors.

In connection with its selection of Deloitte, on April 11, 2017, our Audit Committee determined that our engagement of PricewaterhouseCoopers would cease effective upon the filing of our Form 10-Q for the quarterly period ended March 31, 2017 with the Securities and Exchange Commission. The reports of PricewaterhouseCoopers on our consolidated financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ending December 31, 2015 and 2016 and the subsequent interim period through April 11, 2017, there were (1) no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PricewaterhouseCoopers’ satisfaction, would have caused PricewaterhouseCoopers to make reference thereto in their reports on the financial statements for such years and (2) no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

We did not consult with Deloitte during our fiscal years ending December 31, 2015 or 2016 or through the date of their engagement regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Deloitte concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (2) any matter that was either the subject of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Fees Paid to Our Independent Auditors

The following table sets forth the aggregate fees incurred by us for 2017 relating to services performed by Deloitte & Touche LLP and 2016 relating to services performed by PricewaterhouseCoopers:

	Fiscal Year Ended December 31,
	2017		2016
Audit Fees	$8,846,123		$9,345,179
Audit Related Fees	686,400		837,250
Tax Fees	1,073,447		966,043
All Other Fees	46,190		60,080
	$10,652,160	(1)	$11,208,552	(1)

(1)	Fees for 2017 and 2016 include fees incurred by Jefferies aggregating $8,048,098 and $7,610,048, respectively. In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor. Specifically, the Committee has pre-approved certain specific categories of work and initially authorized annual amounts for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee delegated to the Audit Committee chair the ability to provide both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority are reported to the full Audit Committee. All requests for services provided by our independent auditor that do not require specific approval by the Audit Committee are required to be submitted to our Chief Financial Officer to ensure that such services are within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

We have been advised that representatives of Deloitte & Touche LLP, our independent auditors for 2017, will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

44

Proposal IV - Ratification of Deloitte & Touche LLP as our Independent Auditors

The Audit Committee selected Deloitte & Touche LLP as our independent auditors for 2018, and we are requesting our shareholders to ratify this selection. This proposal is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection, such a vote will not be binding, but the Audit Committee will reconsider the selection of independent auditors. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

Our Board of Directors recommends a vote FOR this proposal.

45

Other Corporate Information

Biographies of Other Executive Officers

Michael J. Sharp Executive Vice President General Counsel Age: 62

Mr. Sharp has been our Executive Vice President and General Counsel since March 1, 2013. Mr. Sharp is also Jefferies’ Executive Vice President, General Counsel and Secretary, positions he has held since November 2010. Prior to joining Jefferies in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP. Previously, Mr. Sharp was Deputy General Counsel of Citigroup and General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank and Global Credit Card business units. Before his twelve years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the U.S. Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Mr. Sharp received a J.D. from the University of Georgia School of Law (where he was editor-in-chief of the Law Review), an M.B.A. from Cornell University and a B.A. from Fordham University. Mr. Sharp continues to strongly support Georgia Law School, where he serves on the School’s Board of Visitors. In addition, Mr. Sharp is on the President’s Council for Sanctuary for Families, a non-profit dedicated to protecting the victims of domestic violence. Before serving on the President’s Council, Mr. Sharp was on the Board of Directors of Sanctuary for Families for six years.

Teresa S. Gendron Vice President Chief Financial Officer Age: 48

Ms. Gendron, has been our Vice President and Chief Financial Officer since September 1, 2014. From 2011 until her employment with us, Ms. Gendron was the Vice President and Controller of Gannett Co., Inc., an NYSE listed international media and marketing solutions company, and performed the duties of Chief Accounting Officer. Previously, Ms. Gendron was Vice President and Controller at NII Holdings, Inc., a mobile communication services company, which she joined as its Finance Director in 1998. Ms. Gendron began her career in accounting at KPMG LLC in 1991 and is a C.P.A.

Ms. Gendron received an M.B.A. from Georgetown University, a Global Executive M.B.A. from ESADE Business School of Ramon Llull University in Barcelona, Spain and a B.S. in Commerce with a concentration in Accounting from the University of Virginia.

John M. Dalton Vice President Controller Chief Accounting Officer Age: 36

Mr. Dalton has been our Vice President, Controller and Chief Accounting Officer since September 14, 2015. Mr. Dalton was the Assistant Controller from 2014 to 2015 and Director of Consolidations and Financial Reporting from 2013 to 2014 of TEGNA Inc./Gannett Co., Inc. Mr. Dalton has held other accounting and audit positions at TEGNA/Gannett since 2004.

Mr. Dalton is a C.P.A and received a B.B.A. from James Madison University.

Rocco J. Nittoli Vice President Treasurer Chief Compliance Officer Age: 59

Mr. Nittoli is our Vice President, Treasurer and Chief Compliance Officer. Mr. Nittoli joined us in September 1997 and has served us and our subsidiaries in a variety of capacities, including as our Treasurer since May 2007 and as our Vice President since September 2007.

Mr. Nittoli is a C.P.A. and received a M.S. in Taxation from Seton Hall University and a B.A. in Accounting from Rutgers University.

46

Ownership of Our Common Shares

Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)		Percent of Class(3)
The Vanguard Group	32,663,871	(4)	9.2%
BlackRock, Inc.	21,188,997	(5)	5.9%
First Pacific Advisors, LLC	19,288,883	(6)	5.4%
Linda L. Adamany	21,075	(7)	*
Robert D. Beyer	88,075	(8)	*
Francisco L. Borges	31,075	(7)	*
W. Patrick Campbell	78,243	(9)	*
Brian P. Friedman	3,477,059	(10)	1.0%
Teresa S. Gendron	30,084		*
Richard B. Handler	11,020,031	(11)	3.0%
Robert E. Joyal	23,548	(12)	*
Jeffrey C. Keil	27,001	(13)	*
Michael T. O’Kane	11,757	(14)	*
Stuart H. Reese	27,238	(8)	*
Michael J. Sharp	95,350	(15)	*
Joseph S. Steinberg	21,470,733	(16)	6.0%
All directors and executive officers as a group (15 persons)	36,459,035		10.0%

*	Less than 0.1%.
(1)	Except for Vanguard, BlackRock and First Pacific, the business address of each person is c/o Leucadia National Corporation, 520 Madison Avenue, New York, NY 10022. The list of owners consists of our directors, named executive officers and, to our knowledge, all 5% shareholders.
(2)	Shares owned by directors and executive officers at March 1, 2018. Unless otherwise noted, voting and investment power are held solely by the reporting person. Ownership of restricted shares includes voting but no investment power. Ownership of vested options and vested restricted stock units (RSUs) includes the right to acquire voting and investment power within 60 days. Ownership of shares held under the Profit Sharing Plan (PSP) is held by the PSP trustee and include sole voting and limited investment power. Unless otherwise noted, all other ownership of shares reported includes voting and investment power. Ownership of shares reported below as excluded does not include voting or investment power.
(3)	Based on 356,210,074 shares outstanding as of March 1, 2018.
(4)	The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reported sole voting power over 453,309 shares, shared voting power over 69,132 shares, sole dispositive power over 32,159,367 shares and shared dispositive power over 504,504 shares in its amended Schedule 13G filed on February 9, 2018.
(5)	BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, reported sole voting power over 18,384,785 shares, sole dispositive power over 21,188,997 shares and no shared voting or dispositive power in its amended Schedule 13G filed on January 25, 2018.
(6)	First Pacific Advisors, LLC, 11601 Wilshire Blvd., Suite 1200, Los Angeles, CA 90025, reported shared voting power over 3,853,083 shares, shared dispositive power over 19,288,883 shares and no sole voting or dispositive power in its amended Schedule 13G filed on February 14, 2018.
(7)	Includes 10,931 restricted shares.
(8)	Includes 10,931 restricted shares and 2,000 shares underlying a vested option.
(9)	Includes 10,931 restricted shares and 2,000 shares underlying a vested option. Excludes 37,217 deferred RSUs.
(10)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, he would beneficially own 8,116,679 shares (representing 2.2% of our outstanding shares). The number in the table includes 1,637,179 vested RSUs and 19,818 PSP shares.
47

(11)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, he would beneficially own 15,659,650 shares (representing 4.2% of our outstanding shares). The number in the table includes 8,045,392 vested RSUs, 449,337 shares held in a family trust with shared voting and investment power and 102,149 PSP shares.
(12)	Includes 2,000 shares underlying a vested option. Excludes 45,666 deferred RSUs.
(13)	Includes 2,000 shares underlying vested options. Excludes 13,424 deferred RSUs.
(14)	Includes 2,000 shares underlying a vested option. Excludes 58,004 deferred RSUs.
(15)	Includes 62,792 restricted shares and 4 PSP shares.
(16)	Includes 21,270,733 shares held by Mr. Steinberg, corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts as to which Mr. Steinberg has sole voting and investment power. Also includes 200,000 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and investment power.

CEO Pay Ratio Information

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Richard Handler, our Chief Executive Officer.

To identify the median of the annual total compensation of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows.

We determined that, as of October 1, 2017, our employee population (other than our CEO) consisted of approximately 12,605 individuals working at Leucadia National Corporation and our consolidated subsidiaries, including all U.S. employees and non-U.S. employees and all full-time, part-time, seasonal and temporary workers. We selected October 1, 2017, which is within the last three months of our 2017 fiscal year, to allow sufficient time to identify and collect the information necessary for this analysis given our large number of employees and the global scope of our operations.

To identify the “median employee” from our employee population, we conducted an analysis of our entire employee population. Given the variety of the jobs filled by our employees across multiple industries, we use a variety of pay elements to compensate our employees. For example, some employees are paid an hourly wage while others are paid a fixed salary. In addition, many of our employees have historically received cash bonuses. Consequently, for purposes of measuring the compensation of our employees, we used payroll data and selected all wages paid (including hourly, overtime and salary) and all bonuses paid as the most appropriate measure of compensation. We converted all foreign currency into U.S. dollars. We used all such compensation paid to our employees for the period January 1, 2017 through September 30, 2017. In making these calculations, we annualized (through September 30, 2017), as permitted, the compensation of those permanent employees who were hired after January 1, 2017.

In our analysis, we did not annualize or otherwise adjust compensation for temporary or seasonal employees and did not make any full-time adjustments for anyone. Additionally, we made no cost-of-living adjustments in our calculations.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for the entire 2017 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

With respect to the annual total compensation of our CEO, we used $21,787,285, the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement with no adjustments.

Using this methodology, we determined that the “median employee” among the approximately 12,605 employees working at Leucadia was a full-time, hourly, lead line worker employed at National Beef in Kansas making approximately $44,584 a year. National Beef employs approximately 8,103 of our 12,605 employees.

Based on this information, we estimate that, for 2017, our Chief Executive Officer’s annual total compensation was approximately 489 times that of the median of the annual total compensation of all other employees.

48

Related Person Policy and Transactions

Our Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer (other than when serving at our request), and any entity of which one of our directors has a substantial financial interest (other than through us).

Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant or that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arms-length basis and the impact of the transaction on our business and operation.

Mr. Steinberg’s brother, Morton M. Steinberg, is a senior counsel in the law firm DLA Piper LLP (US). Morton Steinberg does not have an ownership interest in DLA Piper. During 2017, we paid approximately $207,400 to DLA Piper for legal services rendered to us. This amount represents less than .001% of all fees received by DLA Piper in 2017.

We carry term life insurance on Mr. Steinberg in the amount of $1,000,000 payable to his designated beneficiaries. We paid $9,370 for such policy in 2017.

Prior to the combination of Leucadia and Jefferies in 2013, Jefferies invested in three private equity funds managed by companies controlled by Mr. Friedman, and acquired interests in the profit participation earned by two management companies that manage these three funds. These two management companies (Fund Managers) serve as the managers of the three private equity funds (Private Equity Funds) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with Jefferies; and, the Board of Jefferies approved these arrangements years prior to consummation of our transaction with Jefferies.

As of December 31, 2017, Jefferies had committed an aggregate of approximately $146.8 million to the Private Equity Funds and had funded approximately $127.8 million of these commitments and committed an aggregate of $9.8 million to a Fund Manager and had funded approximately $5.8 million of this commitment. As a result of those investments, commitments and profit participations, Jefferies received distributions from the Private Equity Funds and Fund Managers in fiscal year 2017 of approximately $3.5 million.

Included in the $1.24 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of December 31, 2017, Mr. Handler had an aggregate interest in the total committed capital in such funds of 0.1% and Mr. Friedman had an aggregate interest of 4.3%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

We employ certain former employees of the Fund Managers who continue to partially work for the Fund Managers under an arrangement Jefferies originally entered into with Mr. Friedman and a Fund Manager in 2005 and a related agreement we entered into during 2014. In 2017, the Fund Manager paid us approximately $1.7 million for the direct and indirect costs attributed to employees’ work performed for the Fund Managers.

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as Jefferies’ Head of Marketing since 1997, three years before Mr. Handler was appointed CEO of Jefferies. For his services during 2017, Mr. Tarrant was paid $289,000.

We allow our executives and directors to invest in funds managed by us on the same terms offered to other investors. At December 31, 2017, Messrs. Friedman and Steinberg had interests equal to approximately $7.1 million and $583,000, respectively, in such funds.

The foregoing arrangements have been approved by our Board and applicable Committees in accordance with our related person transaction policy.

49

Indemnification

Pursuant to contracts of insurance dated October 30, 2017 - October 30, 2018, we maintain a combined $140,000,000 indemnification insurance policy covering our directors and officers. The 12-month premium for the insurance is $2,521,786. Contracted insurers include:

■	Illinois National Insurance Company, 175 Water Street, New York, New York 10038

■	U.S. Specialty Insurance Company, 111 Town Square Place, Suite 1405 Jersey City, New Jersey 07310

■	XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103

■	Hartford Accident & Indemnity Company, 277 Park Avenue, 15th Floor, New York, New York 10172

■	Berkshire Hathaway Specialty Insurance Company, 100 Federal St, Boston, Massachusetts, 02110

■	Ironshore Indemnity, Inc., 28 Liberty Street, 5th Floor, New York, New York 10005

■	Endurance American Insurance Co. 1221 Avenue of the Americas, New York, New York 10020

■	RSUI Indemnity Company, 1411 Broadway, 34th Floor, NY, NY 10018

■	Markel American Insurance Co., 1185 Avenue of the Americas, Suite 1600 New York, New York 10036

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge all such persons filed the required reports on a timely basis during 2017.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the safe-harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our future. Forward-looking statements may contain expectations regarding revenues, earnings, operations, share price, compensation, expenses, tax deductions and other results, and may include statements of future performance, plans and objectives. Forward-looking statements also include statements pertaining to our strategies for future development of our businesses and products. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors that could cause actual results to differ from those in our forward-looking statements is contained in our Annual Report and other documents we file with the SEC. Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by applicable law.

50

Important Information for Our Shareholders

Online Access to Proxy Materials

This Notice and Proxy Statement and the following additional proxy materials are available online at astproxyportal.com/ast/08448/:

■	2017 annual report

■	Proxy card and voting instructions

Attending our Annual Meeting

Holders of our shares at the close of business on March 29, 2018, the record date, or their representatives are permitted to attend our Annual Meeting. At the close of business on the record date there were 357,215,901 shares outstanding and entitled to vote, each of which entitles the holder to one vote on each proposal. Please bring your ID and proof of your share ownership. For safety and security purposes, no cameras, recording devices, amplification devices, large packages or signs will be permitted to be brought into the meeting.

Voting

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and internet voting, are outlined in the Notice of Internet Availability of Proxy Materials and on your proxy card.

	If you are a shareholder of record	If you hold your shares in street name

By Internet (24 hours a day):	astproxyportal.com/ast/08448	proxyvote.com

By Telephone (24 hours a day):	1-888-776-9962	1-800-690-6903

By Mail:	Return a properly executed and dated proxy card in the provided pre-paid envelope	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

The deadline for voting by telephone or using the internet is 11:59 p.m. EDT on Tuesday, May 22, 2018.

Shares represented by properly executed proxies, received by us or voted by telephone or via the internet, which are not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above, if instructions are not given, proxies will be voted for the election of each nominee, for the approval of our executive officer compensation and for the ratification of our independent auditors. Other than shares held in our Profit Sharing Plan, your shares will not be voted if you do not return a signed proxy card or vote in person, by telephone or via the internet.

What is the difference between holding shares as a shareholder of record and holding in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the organization holding your account and, as a beneficial owner, you have the right to direct that organization as to how to vote the shares held in your account.

Information for our Profit Sharing Plan Participants

For participants in our Profit Sharing Plan (PSP), your shares will be voted by Fidelity Management Trust Company, the plan administrator, as you instruct by returning your signed proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by our Board of Directors. You may also vote your shares online at proxyvote.com or by telephone by calling 1-800-690-6903. You cannot vote your shares in the PSP in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EDT on Friday, May 18, 2018. If you do not provide your vote by that time, your shares in the PSP will be voted pro rata based on the votes timely received by Fidelity.

51

Revocation of Proxies

Any proxy may be revoked at any time before it is exercised by giving written notice of revocation to our Corporate Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 29, 2018 in order to vote your shares at the Annual Meeting.

Required Votes for Each Proposal

Approval of our name change to Jefferies Financial Group Inc. – The approval of our name change requires the affirmative vote of a majority of our outstanding shares.

Election of Directors – Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Approval of Executive Officer Compensation – The approval of our named executive officer compensation requires the affirmative vote of the holders of a majority of our common shares voted on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, our Board of Directors or us.

Ratification of Deloitte & Touche as Auditors – Ratification of the selection of Deloitte & Touche as our independent auditors requires the affirmative vote of the holders of a majority of the common shares voted on the matter.

Broker Non-Votes and Abstentions

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of our auditors but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

Abstentions and broker non-votes will have the effect of votes against Proposal I (Approval of Name Change) and will not be counted as votes cast for Proposals II, III and IV and therefore will have no effect for the purpose of determining whether any of those proposals have been approved.

Requests for our Annual Report and Governance Documents

You may request a written copy of the following documents without charge by writing to our Corporate Secretary, Laura Ulbrandt DiPierro, at 520 Madison Avenue, New York, New York 10022, or go to leucadia.com for an electronic copy.

■	2017 Form 10-K, including the financial statements and the financial statement schedules as well as any requested exhibits

■	Audit, Compensation and Nominating and Corporate Governance Committee Charters

■	Corporate Governance Guidelines

■	Code of Business Practice

■	Corporate Social Responsibility Principles

Communicating with our Board

Shareholders and other parties interested in communicating directly with our Board, specific members of our Board, including our Lead Director, or non-management directors as a group may do so by writing to such intended recipients, c/o Corporate Secretary, Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the recipients a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of our Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. All directors may at any time review a log of all such correspondence and request copies. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

Delivery of Documents to Shareholders Sharing an Address

Shareholders sharing the same address may receive one copy of this proxy statement, our Annual Report and Notice of Internet Availability of Proxy Materials, unless a shareowner has asked for a separate copy. If you would like an additional copy of any of these documents, would like to receive a separate copy of these documents for future meetings

52

or would like to receive only one copy if you and another shareholder sharing your address are receiving multiple copies, you should submit this request by writing to our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). We will promptly comply with your instructions.

Proxy Solicitation

We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 13, 2018. We bear the costs of our Board’s solicitation of your proxy for our 2018 Annual Meeting. Our directors, officers and employees may also solicit proxies from shareholders, but will not receive additional compensation, although they may be reimbursed for out-of-pocket expenses. We have also engaged Innisfree M&A Incorporated, a proxy solicitation agent, to assist us with our solicitation and expect to pay no more than $15,000 for its efforts. We will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred in forwarding our proxy materials to shareholders.

Use of Non-GAAP Financial Measures

The following table reconciles financial results reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial measures presented in our proxy statement. We sometimes use non-GAAP financial information to aid investors in viewing our businesses and investments through the eyes of management while facilitating a comparison across historical periods. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, reported results prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure and represents pre-tax income exclusive of depreciation and amortization expenses, interest income and interest expense. EBITDA is a common metric used by many investors to evaluate and compare operating performance from period to period.

NATIONAL BEEF
Reconciliation of Pre-Tax Income to EBITDA

($ millions)

Year ended December 31, 2017
Pre-tax income (loss) (GAAP)	$407
Adjustments:
Interest expense/(income), net	6
Depreciation & amortization	99
EBITDA (non-GAAP)	$512

Shareholder Proposals and Board Nominees for 2019

Shareholders may submit proposals and director nominees for our 2019 annual meeting which comply with the rules and regulations of the SEC and our by-laws. Proposals submitted pursuant to SEC’s Rule 14a-8 and board nominations for inclusion in our proxy materials and proposals and board nominees submitted pursuant to our by-laws for presentation at our annual meeting, but not included in our proxy materials, should be sent to Laura Ulbrandt DiPierro, Assistant Vice President and Secretary, 520 Madison Avenue, New York, New York 10022, and received by us no later than December 14, 2018.

53

•	Annual Meeting Location: The Paley Center for Media, Frank A. Bennack, Jr. Theater, 25 West 52nd Street, New York, NY 10019

•	Directions: You may obtain directions to the Annual Meeting by contacting Laura Ulbrandt DiPierro, Corporate Secretary at 1-212-460-1900

0

PROXY

LEUCADIA NATIONAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders
May 23, 2018 at 10:00 A.M.

The undersigned shareholder of Leucadia National Corporation (the “Company”) hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Leucadia National Corporation to be held at The Paley Center for Media, Frank A. Bennack, Jr. Theater, 25 West 52nd Street, New York, NY 10019 on May 23, 2018 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the 2018 Notice and Proxy Statement and a copy of the Annual Report to Shareholders for the year ended December 31, 2017 is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 1, 3 AND 4.

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF SHAREHOLDERS OF

LEUCADIA NATIONAL CORPORATION

May 23, 2018

Important Notice Regarding Internet Availability
of Proxy Materials for the Annual Meeting:

The 2018 Proxy Statement and the 2017 Annual Report are available at
http://www.astproxyportal.com/ast/08448/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â  Please detach along perforated line and mail in the envelope provided.  â

00033333333333333000	7	052318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW
AND FOR PROPOSALS 1, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.		1.	Approve our name change to Jefferies Financial Group Inc.	☐	☐	☐
		2.	Election of Directors. Linda L. Adamany	☐	☐	☐

			Robert D. Beyer	☐	☐	☐

			Francisco L. Borges	☐	☐	☐

			W. Patrick Campbell	☐	☐	☐

			Brian P. Friedman	☐	☐	☐

			Richard B. Handler	☐	☐	☐

			Robert E. Joyal	☐	☐	☐

			Jeffrey C. Keil	☐	☐	☐

			Michael T. O’Kane	☐	☐	☐

			Stuart H. Reese	☐	☐	☐

			Joseph S. Steinberg	☐	☐	☐

		3.	Approve named executive officer compensation on an advisory basis.	☐	☐	☐

		4.	Ratify Deloitte & Touche LLP as independent auditors for the year-ended December 31, 2018.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

LEUCADIA NATIONAL CORPORATION

May 23, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding Internet Availability
of Proxy Materials for the Annual Meeting:

The 2018 Proxy Statement and the 2017 Annual Report are available at http://www.astproxyportal.com/ast/08448/

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

00033333333333333000	7	052318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW
AND FOR PROPOSALS 1, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.		1.	Approve our name change to Jefferies Financial Group Inc.	☐	☐	☐

		2.	Election of Directors.
			Linda L. Adamany	☐	☐	☐

			Robert D. Beyer	☐	☐	☐

			Francisco L. Borges	☐	☐	☐

			W. Patrick Campbell	☐	☐	☐

			Brian P. Friedman	☐	☐	☐

			Richard B. Handler	☐	☐	☐

			Robert E. Joyal	☐	☐	☐

			Jeffrey C. Keil	☐	☐	☐

			Michael T. O’Kane	☐	☐	☐

			Stuart H. Reese	☐	☐	☐

			Joseph S. Steinberg	☐	☐	☐

		3.	Approve named executive officer compensation on an advisory basis.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	4.	Ratify Deloitte & Touche LLP as independent auditors for the year-ended December 31, 2018.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.